____________________________
STOCK PURCHASE AGREEMENT
____________________________
By and Among
Forward Air Corporation,
TQI Holdings, Inc.,
and
the “Sellers” named herein
March 4, 2013

Page

Article I - SALE AND PURCHASE OF THE SHARES	1
1.1    Sale and Purchase of the Shares                                    1
1.2    Payment for the Shares                                            1
1.3    Estimated Purchase Price                                        2
1.4    Closing Date Balance Sheet and Working Capital Statement                        2
1.5    Disputes                                                2
1.6    Post-Closing Purchase Price Payments and Working Capital Adjustment                    3
1.7    Earn-Out                                                3

Article II - CLOSING	5
2.1    Closing                                                    5
2.2    Payment of the Estimated Purchase Price                                5
2.3    Payment of Funded Indebtedness                                    5
2.4    Deliveries by the Sellers                                            6
2.5    Termination in the Absence of Closing.                                    6

Article III - REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SELLERS	7
3.1    Corporate Existence and Qualification                                    7
3.2    Authority, Approval and Enforceability                                    7
3.3    Capitalization and Business Records.                                    7
3.4    Subsidiaries                                                7
3.5    No Company Defaults or Consents                                    8
3.6    No Proceedings                                                8
3.7    Employee Benefit Matters.                                        8
3.8    Financial Statements; No Undisclosed Liabilities.                             10
3.9    Absence of Certain Changes.                                     11
3.10    Compliance with Laws                                     12
3.11    Litigation                                         12
3.12    Real Property.                                         12
3.13    Material Contracts.                                     13
3.14    Insurance                                         14
3.15    Intangible Rights                                     14
3.16    Equipment and Other Tangible Property                             15
3.17    Permits; Environmental Matters.                                 15
3.18    Banks                                             16
3.19    Customers                                         17
3.20    Labor Matters                                         17
3.21    Transactions With Affiliates                                 17
3.22    Broker or Finder Fees                                     18
3.23    Certain Payments                                     18
3.24    Accounts Receivable                                     18
3.25    Seller Organization and Authority                             18
3.26    Seller Authorization and Enforceability                             18
3.27    No Seller Defaults or Consents                                 18
3.28    Seller Title to Securities                                     19
3.29    Limitation on Warranties                                     19

Article IV - REPRESENTATIONS AND WARRANTIES OF BUYER	19
4.1    Corporate Existence and Qualification                                 19
4.2    Authority, Approval and Enforceability                                 19
4.3    No Default or Consents                                         19

(CONT.)
Page
4.4    No Proceedings                                             20
4.5    Investment Representations                                     20
4.6    No Knowledge of Misrepresentations                                 20
4.7    Brokers    20
4.8    Financial Capacity; Solvency                                     20
4.9    Due Diligence Investigation                                     20
4.10    Disclaimer Regarding Estimates and Projections                          21

Article V - OBLIGATIONS PRIOR TO THE CLOSING	21
5.1    Buyer's Access to Information and Properties                             21
5.2    Conduct of Business and Operations                                 21
5.3    General Restrictions                                         21
5.4    Notice Regarding Changes                                     22
5.5    Efforts to Consummate                                         22
5.6    No Shop                                             23
5.7    Option Cancellation                                         23
5.8    Sale Bonus                                             23
5.9    Termination and Funding of 401(k) Plan                                 23

Article VI - CONDITIONS TO THE SELLERS' AND BUYER'S OBLIGATIONS	23
6.1    Conditions to Obligations of the Sellers                                 23
6.2    Conditions to Obligations of Buyer                                 24

Article VII - POST-CLOSING OBLIGATIONS	25
7.1    Further Assurances                                         25
7.2    Publicity                                             25
7.3    Post-Closing Indemnity                                         25
7.4    Non-Solicitation, Non-Compete and Non-Disclosure.                         26
7.5    Director and Officer Liability and Indemnification                             26

Article VIII - TAX MATTERS	27
8.1    Representations and Obligations Regarding Taxes                         27
8.2    Indemnification for Taxes.                                     28
8.3    Additional Agreements                                         30
8.4    Potential State Tax Matters                                     31

Article IX - MISCELLANEOUS	32
9.1    Limitation on Liability.                                         32
9.2    Confidentiality                                             35
9.3    Brokers                                                 35
9.4    Costs and Expenses                                         35
9.5    Notices                                                 35
9.6    Governing Law                                             36
9.7    Entire Agreement; Amendments and Waivers                             36
9.8    Binding Effect and Assignment                                     36
9.9    Exhibits and Schedules                                         36
9.10 Multiple Counterparts                                     37
9.11 References and Construction.                                     37
9.12 Sellers' Representative                                         37

Article X - DEFINITIONS	38
10.1 Affiliate                                             38
10.2 Affiliated Group                                         39

(CONT.)
Page
10.3    Available Cash                                         39
10.4    Code                                             39
10.5    Collateral Agreements                                     39
10.6    Confidential Information                                     39
10.7    Contracts                                         39
10.8    Damages                                         39
10.9    Environmental Laws                                     39
10.10    Financial Statements                                     40
10.11    Funded Indebtedness                                     40
10.12    GAAP                                             40
10.13    Governmental Authorities                                 40
10.14    Hazardous Material                                     40
10.15    Knowledge of the Company                                 40
10.16    Legal Requirements                                     40
10.17    Liens                                             40
10.18    Material Adverse Effect                                     40
10.19    Permits                                             40
10.20    Person                                             40
10.21    Proportionate Share                                     41
10.22    Tax                                             41
10.23    Tax Return                                         41
10.24    Trade Secrets                                         41
10.25    Treasury Regulations                                     41
10.26    Working Capital                                         41

LIST OF SCHEDULES
Schedule 2.3    Funded Indebtedness
Schedule 3.1    Qualifications as Foreign Corporation
Schedule 3.3    Outstanding Securities and Each Seller's Proportionate Share
Schedule 3.5    Company Defaults or Consents
Schedule 3.7(a)    Employee Arrangements
Schedule 3.7(c)    Benefit Plan Liabilities
Schedule 3.8(a)    Company Financial Statements
Schedule 3.8(b)    Scheduled Liabilities
Schedule 3.9(b)    Certain Actions
Schedule 3.10    Compliance with Law
Schedule 3.11    Litigation
Schedule 3.12(a)    Owned Premises
Schedule 3.12(b)    Leased Premises
Schedule 3.13(a)    Material Contracts
Schedule 3.14    Insurance
Schedule 3.15    Intangible Rights
Schedule 3.16(a)    Tangible Company Properties
Schedule 3.16(b)    Condition of Tangible Company Properties
Schedule 3.17(a)    Permits
Schedule 3.17(b)    Environmental Claims
Schedule 3.17(c)    Noncompliance with Environmental Laws
Schedule 3.18    Bank Accounts and Authorized Signatories
Schedule 3.19    Customers
Schedule 3.21    Affiliate Transactions
Schedule 3.22    Brokers or Finders' Fees
Schedule 3.24    Accounts Receivable
Schedule 3.27    Seller Defaults or Consents
Schedule 6.2(d)    Required Consents
Schedule 6.2(k)    Contracts to be Terminated
Schedule 8.1    Tax Matters

LIST OF EXHIBITS
Exhibit A    -    Escrow Agreement                                A-1

STOCK PURCHASE AGREEMENT
This STOCK PURCHASE AGREEMENT (the "Agreement") is made and entered into as of the 4th day of March, 2013, by and among (i) Forward Air Corporation, a Tennessee corporation ("Buyer"); (ii) TQI Holdings, Inc., a Delaware corporation (the "Company"); and (iii) HCI Equity Partners III, L.P. (f/k/a Thayer | Hidden Creek Partners II, L.P.), a Delaware limited partnership (“HCI”), HCI Co-Investors III, L.P. (f/k/a THC Co-Investors II, L.P.), a Delaware limited partnership (“Co-Investors”), Melon Patch Acquisition, LLC, a Connecticut limited liability company (“Melon Patch”), Fewless Investments, LLC, a Michigan limited liability company (“Fewless”), and Alexander J. Hollenbeck, a resident of Michigan (“Hollenbeck”) (HCI, Co-Investors, Melon Patch, Fewless and Hollenbeck are sometimes individually referred to herein as a "Seller" and collectively as the “Sellers”).
Recitals
A.    The Sellers collectively own of record and beneficially all of the outstanding capital stock (the "Shares") of the Company.
B.    Buyer desires to purchase the Shares, and the Sellers desire to sell such Shares, upon the terms and subject to the conditions set forth herein.
C.    The Company is the sole owner of all of the outstanding equity of each of (i) Total Quality, Inc., a Michigan corporation (“TQI”), (ii) QSX RE, LLC, a Michigan limited liability company (“QSX”), (iii) Hollenbeck Enterprises, Inc., a Michigan corporation (“Enterprises”), and (iv) H.E.I, LLC, a Michigan limited liability company (“H.E.I.”) (TQI, QSX, Enterprises and HEI are sometimes individually referred to herein as a “Subsidiary” and collectively as the “Subsidiaries”).
Agreement
NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained herein, the parties agree as follows:
ARTICLE I - SALE AND PURCHASE OF THE SHARES

1.1    Sale and Purchase of the Shares.

(a)    On the terms and subject to the conditions set forth in this Agreement, at the Closing referred to in Section 2.1 hereof, the Sellers shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase, acquire and accept delivery of, the Shares, free and clear of any and all Liens.

(b)    To effect the transfers contemplated by Section 1.1(a), at the Closing, the Sellers shall deliver or cause to be delivered to Buyer, against payment therefor in accordance with Section 1.2 hereof, stock certificates representing the Shares, accompanied by stock powers duly executed in blank and otherwise in a form acceptable to Buyer for transfer on the books of the Company.

1.2    Payment for the Shares
. As payment in full for the Shares being acquired by Buyer hereunder, Buyer shall pay, in the manner set forth in Section 2.2 hereof, the sum of (a) $66,000,000, minus (b) the amount of the Company's consolidated Funded Indebtedness as of the Closing Date, minus (c) the amount of all Option Cancellation Payments, minus (d) the amount of the Sale Bonus Payment, plus (e) the amount of the Company's consolidated Available Cash, plus (f) the excess, if any, of the Company's consolidated Working Capital as of the Closing Date (“Closing Date Working Capital”) over $3,000,000, minus (g) the excess, if any, of $2,500,000 over the Closing Date Working Capital (such sum is referred to herein as the "Purchase Price"), subject to further adjustment as provided in Section 1.6, Section 1.7, Section 7.3 and Section 8.2 hereof.
1.3    Estimated Purchase Price
. Not later than two (2) business days prior to the scheduled Closing Date, the Sellers' Representative shall estimate the Purchase Price (the "Estimated Purchase Price") and provide a calculation of estimated Funded Indebtedness, Available Cash and Closing Date Working Capital reflected therein, including such schedules and data as may be appropriate to support such calculations. The Estimated Purchase Price shall be subject to approval by Buyer, which approval shall not be unreasonably withheld or delayed. Buyer and the Sellers' Representative shall acknowledge the Estimated Purchase Price in a writing that specifies the estimated Funded Indebtedness, Available Cash and Closing Date Working Capital reflected therein.
1.4    Closing Date Balance Sheet and Working Capital Statement
. As soon as practical (and in no event later than ninety (90) days after the Closing Date), Buyer shall cause to be prepared and delivered to the Sellers' Representative (a) a consolidated balance sheet for the Company dated as of the Closing Date (the "Closing Date Balance Sheet"), and (b) a calculation of the Purchase Price, including the Funded Indebtedness, Available Cash and Closing Date Working Capital reflected therein, including such schedules and data as may be appropriate to support such calculations (the "Buyer's Report"). The Sellers and their accountants and other advisors shall be entitled to review the Closing Date Balance Sheet, the Buyer's Report, and any working papers, trial balances and similar materials relating to the Closing Date Balance Sheet and the Buyer's Report prepared by or on behalf of Buyer and/or its accountants.
1.5    Disputes
. The following sets forth the procedures for resolving disputes among the parties with respect to the determination of the Purchase Price:
(a)    Within thirty (30) days after delivery to the Sellers' Representative of the Buyer's Report, the Sellers' Representative may deliver to Buyer a written report (the "Sellers' Report") advising Buyer either that the Sellers (i) agree with the calculation of the Purchase Price reflected in Buyer's Report, or (ii) deem that one or more adjustments are required. If Buyer shall concur with the adjustments proposed in the Sellers' Report, or if Buyer shall not object thereto in a writing delivered to the Sellers' Representative within thirty (30) days after Buyer's receipt of the Sellers' Report, the calculation of the Purchase Price set forth in the Sellers' Report shall become final and shall not be subject to further review, challenge or adjustment absent fraud. If the Sellers' Representative does not submit the Sellers' Report within the 30-day period provided herein, then the calculation of the Purchase Price set forth in the Buyer's Report shall become final and shall not be subject to further review, challenge or adjustment absent fraud.

(b)    In the event that the Sellers' Representative submits the Sellers' Report pursuant to Section 1.5(a)(ii) and Buyer objects by written notice as set forth in Section 1.5(a), Buyer and the Sellers' Representative shall confer in good faith to attempt to resolve any disagreements between the Buyer's Report and the Sellers' Report. If Buyer and the Sellers' Representative are unable to resolve such disagreements within thirty (30) days after the date of Buyer's written objection to the Sellers' Report, then such disagreements shall be referred to the Chicago, Illinois office of KPMG LLP or another recognized firm of independent certified public accountants selected by mutual agreement of the Sellers' Representative and Buyer (the "Settlement Accountants"), and the determinations of the Settlement Accountants with respect to the Purchase Price shall be final and shall not be subject to further review, challenge or adjustment absent fraud. The Settlement Accountants shall use their best efforts to reach a determination not more than forty-five (45) days after such referral.

(c)    Each party shall pay its own costs and expenses incurred in connection with this Section 1.5. The costs and expenses of the services of the Settlement Accountants shall be allocated between Buyer and the Sellers by the Settlement Accountants such that Buyer (on the one hand) and the Sellers (on the other hand) shall bear a fraction of such expenses equal to (i) the absolute difference between (A) the Purchase Price resulting from the determination of the Settlement Accountants and (B) the Purchase Price reflected in the Buyer's Report or Sellers' Report, as applicable, divided by (ii) the absolute difference between (A) the Purchase Price reflected in the Buyer's Report and (B) the Purchase Price reflected in the Sellers' Report.

1.6    Post-Closing Purchase Price Payments and Working Capital Adjustment
. If the Purchase Price is less than the Estimated Purchase Price (such amount, the “Purchase Price Shortfall”), then the Sellers shall severally pay to Buyer (in accordance with each Seller's Proportionate Share) an amount equal to the amount of such Purchase Price Shortfall; provided, however, that if any Seller fails to pay such Seller's Proportionate Share of the Purchase Price Shortfall within fifteen (15) business days after the Adjustment Payment Date, Buyer may, at Buyer's option, recoup the amount of the Purchase Price Shortfall not paid to Buyer from the Escrow Amount in accordance with the terms and conditions of the Escrow Agreement. If the Purchase Price is greater than the Estimated Purchase Price (such amount, the “Purchase Price Excess”), then Buyer shall pay to the Sellers (in accordance with each Seller's Proportionate Share) an amount equal to the amount of such Purchase Price Excess. Any payments made pursuant to this Section 1.6 shall be made by wire transfer of immediately available funds to the account or accounts designated by the Sellers' Representative or Buyer, as the case may be, within five (5) business days of the date the Purchase Price is final and binding upon the parties (the “Adjustment Payment Date”).

1.7    Earn-Out.

(a)    As additional consideration for the Shares being sold by the Sellers and purchased by Buyer hereunder, Buyer shall pay to the Sellers the amounts set forth in this Section 1.7:
(i)    an amount equal to the amount, if any, by which the consolidated EBITDA of the Company and its current Subsidiaries for the fiscal year ending December 31, 2013 (“2013 EBITDA”) exceeds $11,000,000 (such excess, if any, the “2013 Earn-Out Payment”); and
(ii)    an amount equal to the amount, if any, by which the consolidated EBITDA of the Company and its current Subsidiaries for the fiscal year ending December 31, 2014 (“2014 EBITDA”) exceeds $12,000,000 (such excess, if any, the “2014 Earn-Out Payment,” and together with the 2013 Earn-Out Payment, the “Earn-Out Payments”);
provided, however, that the maximum aggregate amount of Earn-Out Payments payable under this Section 1.7 shall be $5,000,000.
(b)    The following sets forth the procedures for determining the 2013 EBITDA and 2014 EBITDA (and the corresponding Earn-Out Payments, if any) and for resolving disputes among the parties with respect to the determination of the 2013 EBITDA and 2014 EBITDA (and the corresponding Earn-Out Payments, if any):
(i)As soon as practical (and in no event later than seventy-five (75) days after each of December 31, 2013 and 2014), Buyer shall (A) cause to be prepared and delivered to the Sellers' Representative a written statement that sets forth in reasonable detail Buyer's calculation of the 2013 EBITDA or 2014 EBITDA, as applicable (“Buyer's EBITDA Report”), and (B) pay to the Sellers (in accordance with each Seller's Proportionate Share) an amount equal to the 2013 Earn-Out Payment or 2014 Earn-Out Payment, as applicable, based on the calculation of 2013 EBITDA or 2014 EBITDA, as applicable, as reflected in Buyer's EBITDA Report (such amount paid, the “Preliminary Earn-Out Payment”). Any Preliminary Earn-Out Payment made pursuant to this Section 1.7(b)(i) shall be made by wire transfer of immediately available funds to the account or accounts designated by the Sellers' Representative.
(ii)Within thirty (30) days after delivery to the Sellers' Representative of Buyer's EBITDA Report, the Sellers' Representative may deliver to Buyer a written report ("Sellers' EBITDA Report") advising Buyer either that the Sellers (A) agree with the calculation of the 2013 EBITDA or 2014 EBITDA, as applicable, reflected in Buyer's EBITDA Report or (B) deem that one or more adjustments are required. If Buyer shall concur with the adjustments proposed in Sellers' EBITDA Report, or if Buyer shall not object thereto in a writing delivered to the Sellers' Representative within thirty (30) days after Buyer's receipt of Sellers' EBITDA Report, the calculation of the 2013 EBITDA or 2014 EBITDA, as applicable, reflected in Sellers' EBITDA Report shall become final and shall not be subject to further review, challenge or adjustment absent fraud. If the Sellers' Representative does not submit a Sellers' EBITDA Report within the 30-day period provided herein, then the calculation of the 2013 EBITDA or 2014 EBITDA, as applicable, reflected in Buyer's EBITDA Report shall become final and shall not be subject to further review, challenge or adjustment absent fraud.
(iii)In the event that the Sellers' Representative submits a Sellers' EBITDA Report pursuant to Section 1.7(b)(ii)(B) and Buyer objects by written notice as set forth in Section 1.7(b)(ii), Buyer and the Sellers' Representative shall confer in good faith to attempt to resolve any disagreements between Buyer's EBITDA Report and Sellers' EBITDA Report. If Buyer and the Sellers' Representative are unable to resolve such disagreements within thirty (30) days after the date of Buyer's written objection to Sellers' EBITDA Report, then such disagreements shall be referred to the Settlement Accountants, and the determinations of the Settlement Accountants with respect to the calculation of the 2013 EBITDA or 2014 EBITDA, as applicable, shall be final and shall not be subject to further review, challenge or adjustment absent fraud. The Settlement Accountants shall use their best efforts to reach a determination not more than forty-five (45) days after such referral. The 2013 Earn-Out Payment or 2014 Earn-Out Payment, as applicable, based on the final and binding calculation of the 2013 EBITDA or 2014 EBITDA, as applicable, shall be referred to herein as the “Final Earn-Out Amount.”
(iv)Each party shall pay its own costs and expenses incurred in connection with this Section 1.7. The costs and expenses of the services of the Settlement Accountants shall be allocated between Buyer and the Sellers by the Settlement Accountants such that Buyer (on the one hand) and the Sellers (on the other hand) shall bear a fraction of such expenses equal to (i) the absolute difference between (A) the final calculation of the 2013 EBITDA or 2014 EBITDA, as applicable, resulting from the determination of the Settlement Accountants and (B) the calculation of the 2013 EBITDA or 2014 EBITDA, as applicable, reflected in the Buyer's EBITDA Report or Sellers' EBITDA Report, as applicable, divided by (ii) the absolute difference between (A) the calculation of the 2013 EBITDA or 2014 EBITDA, as applicable, reflected in the Buyer's EBITDA Report and (B) the calculation of the 2013 EBITDA or 2014 EBITDA, as applicable, reflected in the Sellers' EBITDA Report.

(c)    If the applicable Final Earn-Out Amount is less than the applicable Preliminary Earn-Out Payment (such amount, the “Earn-Out Shortfall”), then the Sellers shall severally pay to Buyer (in accordance with each Seller's Proportionate Share) an amount equal to the amount of such Earn-Out Shortfall. If the Final Earn-Out Amount is greater than the Preliminary Earn-Out Payment (such amount, the “Earn-Out Excess”), then Buyer shall pay to the Sellers (in accordance with each Seller's Proportionate Share) an amount equal to the amount of such Earn-Out Excess. Any payments made pursuant to this Section 1.7(c) shall be made by wire transfer of immediately available funds to the account or accounts designated by the Sellers' Representative or Buyer, as the case may be, within five (5) business days of the date the applicable Final Earn-Out Amount is final and binding upon the parties (the “Earn-Out Adjustment Payment Date”).

(d)    For purposes hereof, “EBITDA” shall means the consolidated net income of the Company and its current Subsidiaries, calculated in accordance with GAAP applied on a basis consistent with the accounting policies, practices and procedures used to prepare the Company's consolidated Financial Statements as of and for the year ended December 31, 2012 included in the Company Financial Statements, plus, to the extent deducted in calculating such net income, (i) all charges for or with respect to interest, taxes, depreciation and amortization, (ii) all expenses related to the transactions contemplated hereby and/or potential or completed future financings or acquisitions, including legal, accounting, due diligence and investment banking fees and expenses and the payments made pursuant to Sections 5.7 and 5.8 hereof, (iii) all management fees, allocations of corporate overhead (including executive compensation) or other administrative costs that arise from the ownership of the Company by Buyer or its Affiliates, including allocations of supervisory, centralized or other parent-level expense items, in excess of $30,000 per month unless such excess (or any portion thereof) is approved in writing by Terry L. Fewless, (iv) all other intercompany charges between the Buyer (or its Affiliates) and the Company (or any of its current Subsidiaries) which have not been approved by Terry L. Fewless (other than charges for transportation services at the lower of cost and market rates and other than charges described in clause (iii) above), and (v) any reserves or adjustments to reserves which are not consistent with GAAP applied on a basis consistent with the accounting policies, practices and procedures used to prepare the Company's consolidated Financial Statements as of and for the year ended December 31, 2012 included in the Company Financial Statements.

(e)    On or before the Closing Date with respect to the year ending December 31, 2013 (“FY 2013”), and on or before January 1, 2014 with respect to the year ending December 31, 2014 (“FY 2014”), Buyer shall either (i) cause any and all cargo and liability insurance coverage (the “TQI Insurance”) carried by or for the benefit of the Company and its current Subsidiaries as of the Closing Date to remain in full force and effect (with the nature, structure and limits of such TQI Insurance remaining the same), or (ii) cause the termination such TQI Insurance and replace it with Buyer's current self-insurance program. In the event Buyer terminates the TQI Insurance for FY 2013 and/or FY 2014, then the calculation of the 2013 EBITDA and/or 2014 EBITDA, as applicable, shall reflect no insurance-related costs or expenses except the sum of (A) deemed insurance premiums for FY 2013 or FY 2014, as applicable, based on a per tractor insurance premium rate of $6,420 per annum per tractor, and (B) any amounts actually paid by Buyer with respect to claims of the type covered or insured by the TQI Insurance made for FY 2013 or FY 2014, as applicable, in excess of the maximum coverage limits of such TQI Insurance as of the Closing Date.

(f)    Subsequent to the Closing and through and including December 31, 2014, Buyer and its Affiliates agree to act in good faith to continue to operate the Company's and its current Subsidiaries' business as conducted prior to the Closing and, in connection therewith, to (x) provide reasonably adequate capital to fund the Company's and its Subsidiaries' growth and operations, (y) use all reasonable commercial efforts to exploit market opportunities and (z) generally use good faith efforts to maximize EBITDA.

ARTICLE II - CLOSING
2.1    Closing. Subject to the conditions stated in Article VI of this Agreement, the closing of the transactions contemplated hereby (the "Closing") shall be held at 9:00 a.m., local time, on March 4, 2013, or, if the conditions set forth in Article VI have not been satisfied or waived on such date, on the fifth (5th) business day after all such conditions shall have been satisfied or waived, via the electronic exchange of signature pages between the parties, or at such other time and place as the parties shall mutually agree. The date upon which the Closing occurs is hereinafter referred to as the "Closing Date." The Closing will be deemed completed as of 12:01 a.m., local time, on the morning of the Closing Date.

2.2    Payment of the Estimated Purchase Price. At the Closing, Buyer shall
(a)    deliver to the account or accounts designated in writing by the Sellers' Representative at least two (2) business days prior to the Closing Date, an amount equal to the remainder of (x) the Estimated Purchase Price less (y) the Escrow Amount (such remainder is referred to herein as the “Cash Closing Payment”); provided, however, that the Sellers' Representative may, by written notice, direct Buyer to deliver a portion of the Cash Closing Payment to certain third parties for fees, expenses, costs or other obligations arising out of or in connection with the transactions contemplated by this Agreement; and
(b)    deliver to Regions Bank, N.A., as escrow agent (the “Escrow Agent”), the sum of $4,500,000.00 (the “Escrow Amount”). The Escrow Amount shall be held by the Escrow Agent pursuant to the terms and conditions of the Escrow Agreement attached hereto as Exhibit A (the “Escrow Agreement”).

2.3    Payment of Funded Indebtedness. The Company represents and warrants to Buyer that all Contracts evidencing Funded Indebtedness are set forth on Schedule 2.3 hereto. The Company shall use all reasonable commercial efforts to provide Buyer, at least two (2) business days prior to the Closing Date, with a customary pay-off letter, in form and substance reasonably acceptable to Buyer (each a “Pay-Off Letter”), from each holder of Funded Indebtedness, if any (which Pay-Off Letters shall contain (a) payoff amounts, including per diems; (b) wire transfer instructions; (c) an affirmative statement by the holder of the applicable Funded Indebtedness that (i) upon payment of the applicable payoff amount, including any per diem, that (A) all obligations of the Company to such holder shall be satisfied in full, (B) all Liens, if any, are automatically released and terminated and (C) all guarantees of the applicable Funded Indebtedness are automatically released and terminated, and (ii) Buyer may rely on such Pay-Off Letter; and (d) an agreement by the holder of the applicable Funded Indebtedness to take such further action as may be reasonably requested by the Company or Buyer to further evidence such payment, release and termination), and make arrangements, reasonably satisfactory to Buyer and its lender(s), for such holders to provide to the Company, immediately after the repayment of all such Funded Indebtedness, recordable form lien releases, canceled notes, and other related documents reasonably requested by Buyer. At the Closing, Buyer shall pay or satisfy in full all Funded Indebtedness in accordance with the Pay-Off Letters.

2.4    Deliveries by the Sellers. At or prior to the Closing, the Company shall deliver or cause to be delivered to Buyer:
(a)    a certificate executed by the Company to the effect that the conditions set forth in Section 6.2(a) and Section 6.2(e) have been satisfied;
(b)    constructive possession of the stock books, minute books and corporate seals of the Company and the Subsidiaries (each an “Entity” and collectively the “Entities”); and
(c)    constructive possession of all agreements, instruments, documents, deeds, books, records, files and other data and information pertaining to the Entities within the possession of any of the Entities (collectively, the "Records"); provided, however, that the Sellers' Representative may retain (i) copies of any Tax Returns and Records relating thereto; (ii) copies of any Records that the Sellers are reasonably likely to need for complying with Legal Requirements; and (iii) copies of any Records that in the reasonable opinion of the Sellers' Representative will be required in connection with the performance of the Sellers' obligations under Article VIII hereof.

2.5    Termination in the Absence of Closing.

(a)Subject to the provisions of Section 2.5(b), if by the close of business on March 31, 2013, the Closing has not occurred, then either Buyer or the Sellers' Representative may thereafter terminate this Agreement by written notice to such effect, to the other parties hereto, without liability of or to any party to this Agreement or any stockholder, director, officer, employee or representative of such party unless the reason for the Closing having not occurred is (i) such party's willful breach of the provisions of this Agreement, or (ii) if all of the conditions to such party's obligations set forth in Article VI have been satisfied or waived in writing by the date scheduled for the Closing pursuant to Section 2.1, the willful failure of such party to perform its obligations under this Article II on such date; provided, however, that the provisions of Section 9.2 through Section 9.7 shall survive any such termination.

(b)Any termination pursuant to this Section 2.5 shall not relieve any party hereto of any liability for (x) such party's willful breach of the provisions of this Agreement, or (y) if all of the conditions to such party's obligations set forth in Article VI have been satisfied or waived in writing by the date scheduled for the Closing pursuant to Section 2.1, the willful failure of such party to perform its obligations under this Article II on such date.

ARTICLE III- REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SELLERS

A.    Company Representations. The Company hereby represents and warrants to Buyer that:
3.1    Corporate Existence and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. The Company has the corporate power to own, manage, lease and hold its properties and to carry on its business as and where such properties are presently located and such business is presently conducted. Neither the character of the Company's properties nor the nature of the Company's business requires the Company to be duly qualified to do business as a foreign entity in any jurisdiction outside those identified in Schedule 3.1 hereto, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. The Company is qualified as a foreign entity and in good standing in each jurisdiction listed on Schedule 3.1.

3.2    Authority, Approval and Enforceability. This Agreement has been duly executed and delivered by the Company, and the Company has all requisite corporate power and capacity to execute and deliver this Agreement and all Collateral Agreements executed and delivered or to be executed and delivered in connection with the transactions provided for hereby, to consummate the transactions contemplated hereby and by the Collateral Agreements, and to perform its obligations hereunder and under the Collateral Agreements. The execution, delivery and performance of this Agreement and the Collateral Agreements and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all necessary corporate action on the part of the Company (including approval of the board of directors of the Company), and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement and each Collateral Agreement to which the Company is a party constitutes, or upon execution and delivery will constitute, the legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, moratorium or similar laws and judicial decisions from time to time in effect, which affect creditors' rights generally.

3.3    Capitalization and Business Records.

(a)    All issued and outstanding shares of the Company's capital stock are owned beneficially and of record by the Sellers as set forth on Schedule 3.3 hereto, free and clear of any and all Liens. All of the outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and non-assessable and were not issued in violation of (i) any preemptive or other rights of any Person to acquire securities of the Company, or (ii) any applicable federal or state securities laws, and the rules and regulations promulgated thereunder (collectively, the "Securities Laws"). Except as set forth on Schedule 3.3, there are no outstanding subscriptions, options, convertible securities, rights (preemptive or otherwise), warrants, calls or agreements relating to any shares of capital stock of the Company.

(b)    The copies of the certificate of incorporation and bylaws of the Company provided to Buyer are true, accurate and complete and reflect all amendments made through the date of this Agreement. The stock and minute books of the Company made available to Buyer for review were correct and complete as of the date of such review, no further entries have been made through the date of this Agreement, and such stock and minute books contain an accurate record of all material corporate actions of the Company's stockholders and board of directors (and any committees thereof) of the Company taken by written consent or at a meeting since March 7, 2008.

3.4    Subsidiaries. Except for the Subsidiaries and marketable securities acquired by the Company in the ordinary course of business, the Company does not own, directly or indirectly, any outstanding securities of or other equity-related interests in any other corporation, partnership, joint venture or other Person. The outstanding equity securities of each Subsidiary are validly issued, fully paid and non-assessable, and all such equity securities are owned by the Company free and clear of any and all Liens of any kind whatsoever except those Liens securing Funded Indebtedness. There is no existing option, warrant, call, commitment or agreement to which any Subsidiary is a party requiring, and there are no convertible securities of any Subsidiary outstanding which upon conversion would require, the issuance of any equity securities of any Subsidiary or other securities convertible into equity securities of any Subsidiary. Each Subsidiary is a duly organized and validly existing corporation or other entity in good standing under the laws of the jurisdiction of its organization and, except where the failure to be so qualified would not (individually or in the aggregate) have a Material Adverse Effect, is duly qualified to do business and is in good standing under the laws of (i) each jurisdiction in which it owns or leases real property and (ii) each other jurisdiction in which the conduct of its business or the ownership of its assets requires such qualification. Each Subsidiary has all requisite corporate power and authority to own its own properties and carry on its business as presently conducted.

3.5    No Company Defaults or Consents. Except as otherwise set forth in Schedule 3.5 hereto, neither the execution and delivery of this Agreement nor the carrying out of any of the transactions contemplated hereby will:
(a)    violate or conflict with any of the terms, conditions or provisions of the certificate of incorporation or bylaws of the Company or the governing instruments of any Subsidiary;
(b)    violate any Legal Requirements applicable to any Entity;
(c)violate, conflict with, result in a breach of, constitute a default under (whether with or without notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or give any other party the right to terminate, any material Contract or Permit binding upon or applicable to any Entity, including, but not limited to, any Contracts required to be listed on Schedule 3.13(a) and each Contract required to be listed on Schedule 3.15;
(d)result in the creation of any Lien on any material properties of any Entity; or
(e)require the Company to obtain or make any waiver, consent, action, approval or authorization of, or registration, declaration, notice or filing with, any private non-governmental third party or any Governmental Authority.

3.6    No Proceedings
. No suit, action or other proceeding is pending or, to the Knowledge of the Company, threatened before any Governmental Authority seeking to restrain the Company or prohibit its entry into this Agreement or prohibit the Closing, or seeking Damages against the Company as a result of the consummation of this Agreement.
3.7    Employee Benefit Matters.

(a)    Schedule 3.7(a) hereto provides a true and complete list of each of the following, if any, which is sponsored, maintained or contributed to by any Entity for the benefit of its employees or for which any Entity has any liability:

(i)    each "employee benefit plan," as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (whether or not subject to the provisions of ERISA) (each a "Plan" and collectively referred to as the "Plans"); and

(ii)    each equity compensation plan, phantom equity plan or Contract, bonus plan or Contract, incentive award plan or Contract, severance pay policy or Contract, change in control plan or Contract, deferred compensation plan or Contract, employment Contract and each other employee benefit plan, Contract or program which is not described in Section 3.7(a)(i) (each a "Benefit Program" and collectively referred to herein as the "Benefit Programs").

(b)    True, correct and complete copies of each of the Plans (or descriptions of any material unwritten Plans), including all amendments thereto, and related contracts and trusts, to the extent applicable, have been furnished to Buyer. There has also been furnished to Buyer, with respect to each Plan, the following: (i) copies of the most recent Internal Revenue Service determination letter (including copies of any outstanding requests for determination letters) or advisory or opinion letter with respect to each such Plan intended to qualify under Section 401(a) of the Code; (ii) copies of the most recent summary plan descriptions and any summaries of material modifications thereto; and (iii) for the most recent three (3) plan years, copies of the Form 5500 annual report and accompanying schedules, the actuarial report (to the extent applicable) and the non-discrimination testing results. True, correct and complete copies or descriptions of all Benefit Programs have also been furnished to Buyer.

(c)    Except as otherwise set forth in Schedule 3.7(c) hereto,
(i)none of the Entities has any ERISA Affiliates except the other Entities. For purposes of this Agreement, "ERISA Affiliates" shall mean any trade or business, whether or not incorporated, that together with either Entity would be deemed to be a "single employer" within the meaning of Section 4001(b)(i) of ERISA or Section 414 of the Code;
(ii)none of the Entities contributes to or has an obligation to contribute to, and none of the Entities has at any time contributed to or had an obligation to contribute to, (w) a “voluntary employees' beneficiary association” within the meaning of Section 501(c)(9) of the Code; (x) a multiemployer plan within the meaning of Section 3(37) of ERISA ("Multiemployer Plan") or a multiple employer plan within the meaning of Section 413(b) and (c) of the

Code; (y) a Plan subject to Section 412 of the Code or Title IV of ERISA or (z) any Plan in which stock of any Entity is or was held as a plan asset;
(iii)each Plan and Benefit Program has been administered in all material respects in compliance with its terms and all applicable Legal Requirements including, without limitation, ERISA and the Code;
(iv)each of the Entities has performed in all material respects all obligations, whether arising under Legal Requirements or Contract, required to be performed by it in connection with the Plans and the Benefit Programs, including, without limitation, the notice and continuation coverage requirements of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA, and, to the Knowledge of the Company, there have been no material defaults or violations by any other party to the Plans or Benefit Programs;
(v)all material reports and disclosures relating to the Plans required to be filed with or furnished to Governmental Authorities, Plan participants or Plan beneficiaries have been filed or furnished in accordance with applicable Legal Requirements in a timely manner;
(vi)each of the Plans intended to be qualified under Section 401 of the Code satisfies the requirements of such section;
(vii)all premiums, contributions or other payments required to be made to the Plans by any of the Entities pursuant to their terms and provisions and applicable Legal Requirements as of the Closing Date have been timely made;
(viii)none of the Plans nor any trust created thereunder or with respect thereto has engaged in any "prohibited transaction" or "party-in-interest transaction" as such terms are defined in Section 4975 of the Code and Section 406 of ERISA that could reasonably be expected to subject any of the Plans or any of the Entities to a tax or penalty on prohibited transactions or party-in-interest transactions pursuant to Section 4975 of the Code or Section 502(i) of ERISA;
(ix)there is no matter pending (other than routine qualification determination filings) with respect to any of the Plans or Benefit Programs before the Internal Revenue Service (the “IRS”), the Department of Labor, the Pension Benefit Guaranty Corporation (“PBGC”) or other Governmental Authorities, and, to the Knowledge of the Company, no such matter is threatened;
(x)each Plan or Benefit Program that is a "nonqualified deferred compensation plan" (as defined under Section 409A(d)(1) of the Code) has been operated and administered at all times in all material respects in compliance with Section 409A of the Code and the Treasury Regulations promulgated thereunder, and no Plan or Benefit Program provides indemnification or tax gross-up for additional Tax required under Section 409A of the Code;
(xi)no stock option, stock appreciation right, or other right to acquire shares of the Company's capital stock or other equity securities of the Company (A) has an exercise price that was less than the fair market value of the underlying equity securities as of the date such stock option, stock appreciation right, or other right was granted as determined by the Company in good faith and in compliance with the relevant IRS guidance in effect on the date of grant (including, without limitation, IRS Notice 2005-1 and Treas. Reg. § 1.409A-1(b)(5)(iv)); (B) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such stock option, stock appreciation right, or other right; or (C) has been granted after December 31, 2004, with respect to any class of capital stock that is not “service recipient stock” (within the meaning of applicable regulations under Section 409A of the Code);
(xii)neither the execution and delivery of this Agreement nor the consummation of any or all of the transactions contemplated hereby will: (A) entitle any current or former employee of any of the Entities to severance pay, unemployment compensation or any similar payment, (B) accelerate the time of payment or vesting or increase the amount of any compensation due to any such employee or former employee, (C) directly or indirectly result in any payment made to or on behalf of any Person to constitute a "parachute payment" within the meaning of Section 280G of the Code, or (D) result in any “prohibited transaction” as defined in Section 4975 of the Code and Section 406 of ERISA;
(xiii)none of the Entities has incurred any liability or taken any action, and no action or event has occurred that could reasonably be expected to cause either of the Entities to incur any liability (A) under Section 412 of the Code or Title IV of ERISA with respect to any "single-employer plan" within the meaning of Section 4001(a)(15) of ERISA that is not a Plan, or (B) to any Multiemployer Plan, including, without limitation, an account of a partial or complete withdrawal within the meaning of Sections 4203 and 4205 of ERISA;
(xiv)no Plan or Benefit Program (A) is a self-insured “group health plan” within the meaning of Section 5000(b)(1) of the Code, (B) provides health or other welfare benefits to any former employee of the Entities, unless required under Legal Requirements, or (C) is subject to any non-U.S. Legal Requirement; and
(xv)subject to applicable Legal Requirements, each Plan and Benefit Program may be amended or terminated by the Entities at any time without the consent of participants and without liability, other than routine claims for benefits and reasonable administrative expenses.
3.8    Financial Statements; No Undisclosed Liabilities.

(a)    The Company has delivered to Buyer true and complete copies of the Company's consolidated Financial Statements as of and for the years ended December 31, 2010, 2011 and 2012 (collectively the “Company Financial Statements"), and said Company Financial Statements are attached hereto as Schedule 3.8(a). Except as set forth in Schedule 3.8(a) hereto, such Company Financial Statements present fairly in all material respects the Company's consolidated financial condition, results of operations and cash flows for the dates or periods indicated thereon in accordance with GAAP applied in all material respects on a consistent basis throughout the periods indicated.

(b)    Except for (i) the liabilities reflected on the Company's December 31, 2012 balance sheet included with the Company Financial Statements, (ii) Funded Indebtedness, trade payables, accrued expenses and other liabilities incurred by the Entities since December 31, 2012 in the ordinary course of business (it being agreed that liabilities resulting from any breach of Contract or violation of Legal Requirements shall in no event be deemed incurred in the ordinary course of business), (iii) executory contract obligations under (x) Contracts listed in Schedule 3.13(a) hereto, and/or (y) Contracts not required to be listed in Schedule 3.13(a) hereto, and (iv) the liabilities of the Entities set forth in Schedule 3.8(b) hereto, the Entities do not have any material liabilities or obligations (whether accrued, absolute, contingent, known, unknown, asserted or unasserted, determined, determinable or otherwise, and whether or not of a nature required to be reflected or reserved against in a balance sheet in accordance with GAAP).

3.9    Absence of Certain Changes.

(a)    Since December 31, 2011, there has not been any event, circumstance or change that had or could reasonably be expected to have a Material Adverse Effect.
(b)    Except as otherwise set forth in Schedule 3.9(b) hereto, since December 31, 2011, none of the Entities has done any of the following:

(i)    merged into or with or consolidated with, or acquired the business or assets of, any Person;
(ii)    purchased any securities of any Person;
(iii)    created, incurred, assumed, guaranteed or otherwise become liable or obligated with respect to any indebtedness, or made any loan or advance to, or any investment in, any Person, except in each case in the ordinary course of business;
(iv)    made or changed any Tax election, changed any annual Tax accounting period, adopted or changed any method of Tax accounting, filed any amended Tax Return, entered into any closing agreement, settled any Tax claim or assessment, surrendered any right to claim a Tax refund, offset or other reduction in Tax liability, consented to any extension or waiver of the limitations period applicable to any Tax claim or assessment or took or omitted to take any other action related to Taxes;
(v)    terminated any material Contract;
(vi)    sold, transferred, leased, mortgaged, encumbered or otherwise disposed of, or agreed to sell, transfer, lease, mortgage, encumber or otherwise dispose of, any material properties except (A) in the ordinary course of business, or (B) pursuant to any Contract specified in Schedule 3.13(a);
(vii)    settled any material claim or litigation, or filed any motions, orders, briefs or settlement agreements in any material proceeding before any Governmental Authority or any arbitrator;
(viii)    maintained its books of account other than in the usual, regular and ordinary manner on a basis consistent with prior periods or made any change in any of its accounting methods or practices;
(ix)    adopted any Plan or Benefit Program, or granted any increase in the compensation payable or to become payable to any director, officer or employee (including, without limitation, any such increase pursuant to any bonus, profit-sharing or other plan or commitment), other than merit increases to non-officer employees in the ordinary course of business;
(x)    suffered any extraordinary losses or waived any rights of material value;
(xi)    declared, set aside or paid any dividends, or made any distributions or other payments in respect of its equity securities, or repurchased, redeemed or otherwise acquired any such securities;
(xii)    made any payment to any Affiliate or forgiven any indebtedness due or owing from any Affiliate;
(xiii)    (A) in any material respect liquidated inventory or accepted product returns other than in the ordinary course of business, (B) in any material respect accelerated the collection of receivables, (C) in any material respect delayed the payment of accrued expenses, trade payables or other liabilities, or (D) changed in any material respect its practices in connection with the payment of payables and/or the collection of receivables;
(xiv)    engaged in any one or more material activities or transactions with an Affiliate;
(xv)    engaged in any material activities or transaction outside the ordinary course of business;

(xvi)    amended its articles of incorporation, bylaws or other governing instruments;
(xvii)    issued any equity securities, or granted, or entered into any agreement to grant, any options, convertible rights, warrants, calls or agreements relating to its equity securities; or
(xviii)    committed to do any of the foregoing.

3.10    Compliance with Laws
. Except as otherwise set forth in Schedule 3.10 hereto, each Entity complies in all material respects with any and all Legal Requirements applicable to it. Except as otherwise set forth in Schedule 3.10 hereto, and without limiting the generality of the foregoing, (a) since March 7, 2008, none of the Entities has received or entered into any citations, complaints, consent orders, compliance schedules or other similar enforcement orders, or received any written notice from any Governmental Authority or any other written notice that indicates non-compliance with any material Legal Requirements, (b) none of the Entities is in default under, and no condition exists that with or without notice or lapse of time or both would constitute a default under, or breach or violation of, any material Legal Requirement or Permit applicable to the Entities, and (c) no formal or informal investigation or review related to either Entity is being (or since March 7, 2008 has been) conducted by any commission, board or other Governmental Authority, and, to the Knowledge of the Company, no such investigation or review is scheduled, pending or threatened.
3.11    Litigation
. Except as otherwise set forth in Schedule 3.11 hereto, there are no claims, actions, suits, investigations or proceedings against any of the Entities pending or, to the Knowledge of the Company, threatened in any court or before or by any Governmental Authority.
3.12    Real Property.
(a)    Schedule 3.12(a) hereto sets forth a list of all real property or any interest therein (including, without limitation, any option or other right or obligation to purchase any real property or any interest therein) currently owned by any of the Entities, in each case setting forth the street address and legal description of each property covered thereby (the "Owned Premises").
(b)    Schedule 3.12(b) hereto sets forth a list of all leases or similar agreements relating to any Entity's use or occupancy of real property owned by a third party ("Leases"), true and correct copies of which have previously been furnished to Buyer, in each case setting forth (i) the lessor and lessee thereof, and (ii) the street address of each property covered thereby (the "Leased Premises"). No event has occurred which, with the passage of time or the giving of notice or both, would cause a material breach of or default under any of such Leases by the Entities. None of the Entities has since March 7, 2008 received written notice of any claimed abatements, offsets, defenses or other bases for relief or adjustment under any of the Leases.
(c)    With respect to each Owned Premises and Leased Premises, as applicable, each of the Entities has good, marketable and insurable fee simple interest in the Owned Premises and a valid leasehold interest in the Leased Premises, free and clear of any Liens, encumbrances, covenants and easements or title defects that have had or could reasonably be expected to have a material adverse effect on any of the Entities' use and occupancy of each such Owned Premises and Leased Premises (other than Liens related to Funded Indebtedness that will be satisfied pursuant to Section 2.3 hereof in connection with the Closing).
(d)    To the Knowledge of the Company, (i) the portions of the buildings located on the Owned Premises and Leased Premises that are used in the business of the Entities are in good repair and condition, normal wear and tear excepted, and are in the aggregate sufficient to satisfy the Entities' normal business activities as conducted thereon; (ii) each of the Owned Premises and Leased Premises has access to public roads sufficient to satisfy the current transportation requirements of the business presently conducted at such parcel; and (iii) none of the Entities has since March 7, 2008 received notice of (A) any condemnation, eminent domain or similar proceeding affecting the Owned Premises and Leased Premises, (B) any special assessment or pending improvement liens to be made by any Governmental Authority which could reasonably be expected to materially and adversely affect the Owned Premises and Leased Premises, or (C) any violations of building codes and/or zoning ordinances or other governmental regulations with respect to the Owned Premises and Leased Premises.

3.13    Material Contracts.
(a)    Except as otherwise set forth in Schedule 3.13(a) hereto, none of the Entities is a party to or bound by any of the following:
(i)    except for ordinary course purchase orders, bills of lading, rate/tariff confirmations or similar documentation with respect to individual shipments, any Contract with any customer listed or required to be listed in Schedule 3.19;
(ii)    any Contract for capital expenditures by any Entity in excess of $50,000;

(iii)    any lease or license with respect to any real or personal property, whether as lessor, lessee, licensor or licensee, that involves annual payments of more than $50,000;
(iv)    any Contract relating to the borrowing of money or the guarantee of any obligation or the deferred payment of the purchase price of any properties;
(v)    any shareholder, partnership, joint venture, limited liability company operating or similar entity governance Contract;
(vi)    any Contract with any Affiliate (including each of the Sellers) relating to the provision of funds, real property, goods or services by or to any of the Entities;
(vii)    any Contract pursuant to which any Entity is required to indemnify any Person from or against infringement or misappropriation of Intangible Rights owned by the Entities, except for such Contracts entered into in the ordinary course of business;
(viii)    any Contract for the sale of any assets that in the aggregate has a net book value of greater than $50,000;
(ix)    any Contract that purports to limit any Entity's freedom to compete freely in any line of business or in any geographic area;
(x)    any Plan or Benefit Program; or
(xi)    any Contract with any independent contractor of the Entities that is expected to involve the payment by any of the Entities of more than $50,000 for the year ending December 31, 2013.
(b)    Except as otherwise set forth in Schedule 3.13(a), none of the Entities has been notified in writing by any party to any of the Contracts listed in Schedule 3.13(a) of such party's intention or desire to terminate or modify in any material respect and, to the Knowledge of the Company, no such party intends or desires to terminate or modify in any material respect, any such Contract. To the Knowledge of the Company, such Contracts are valid and binding obligations of the Entity party thereto. None of the Entities nor, to the Knowledge of the Company, any other party is in default or breach of any of the Leases or other Contracts listed or required to be listed in Schedule 3.13(a).
(c)    None of the Entities is a party to or bound by any Contract or Contracts the terms of which were arrived at by less than arm's length negotiations or bargaining.

3.14    Insurance. Schedule 3.14 hereto sets forth a complete and correct list of all insurance policies (including, without limitation, fire, liability, workers' compensation, umbrella and vehicular) presently in effect that relate to any or all of the Entities. Such policies are sufficient for compliance by the Entities with all applicable Legal Requirements and all material Contracts. None of the insurance carriers has indicated to any Entity an intention to cancel any such policy or to materially increase any insurance premiums (including, without limitation, workers' compensation premiums), or that any insurance required to be listed in Schedule 3.14 will not be available in the future on substantially the same terms as currently in effect. Except as set forth in Schedule 3.14, none of the Entities has any claim pending against any of its insurance carriers under any of such policies. Except as set forth in Schedule 3.14, no insurance carrier has notified the Entities in writing of such insurance carrier's reservation of rights with respect to any pending material claim under any of the Entities' insurance policies.

3.15    Intangible Rights. Schedule 3.15 hereto sets forth a complete and correct list and description of all material foreign and domestic patents, patent rights, trademarks, service marks, trade names, brands and copyrights (whether or not registered and, if applicable, including pending applications for registration, due date for further filings, the original registration date of each item subject to registration, maintenance and other payments or actions falling due within eighteen (18) months following the Closing Date, and the current status of the corresponding registrations, filings, applications and permits) owned, used, licensed or controlled by any of the Entities. The Entities own or have the right to use any and all information, know-how, trade secrets, patents, copyrights, trademarks, trade names, software, formulae, methods, processes and other intangible properties that are necessary or customarily used by the Entities for the ownership, management or operation of their businesses ("Intangible Rights"), including, without limitation, the Intangible Rights listed in Schedule 3.15 hereto. The Entities have made available to the Buyer true, complete and correct copies of all registrations of any item of Intangible Rights, and applications therefor, and have made available for review true, complete and correct copies of all other written documentation evidencing ownership and prosecution (where applicable) of each of the foregoing. Except as otherwise set forth in Schedule 3.15 hereto,
(a)    except for any “shrink wrap” or other standard end user license for commercial off-the-shelf software that would not reasonably be expected to require aggregate annual license fees greater than $250,000, no royalties, honorariums or fees are payable by any Entity to any Person by reason of the ownership or use of any of the Intangible Rights;
(b)    there are no claims pending or, to the Knowledge of the Company, threatened against any Entity asserting the invalidity, abuse, misuse or unenforceability of any of the Intangible Rights;

(c)    since March 7, 2008, none of the Entities has made any claim of any violation or infringement by others of any of its Intangible Rights or interests therein and, to the Knowledge of the Company, no grounds for any such claims exist; and
(d)    since March 7, 2008, none of the Entities has received any notice that it is in conflict with or infringing upon the asserted intellectual property rights of others in connection with the Intangible Rights, and neither the use of the Intangible Rights nor the operation of the Entities' businesses is infringing upon any intellectual property rights of others; and
(e)    no former or current employees, agents, consultants and independent contractors of the Entities (collectively, the “Personnel”) have since March 7, 2008 asserted any claim against any of the Entities in connection with such Person's involvement in the conception and development of any Intangible Rights, and, to the Knowledge of the Company, no such claim has been threatened. None of the Personnel has been named as an inventor on any patent or pending patent application for any device, process, design or invention of any kind now used or needed by the Entities in the furtherance of their businesses, except for inventions that have been assigned to the Entities, with an assignment thereof duly recorded in the United States Patent Office.

3.16    Equipment and Other Tangible Property
.
(a)    Schedule 3.16(a) sets forth a complete and correct list of: (i) each item of equipment, furniture, machinery, tractors, trailers, other vehicles, structures, fixtures and other tangible property of the Entities (collectively, the "Tangible Company Properties") with a fair market value of $5,000 or more included (or that will be included) in “depreciable plant, property and equipment” (or similarly named line item) on the balance sheet of the Entities as of December 31, 2012, and (ii) each other item of Tangible Company Properties owned or leased by the Entities with a value of $5,000 or more as of December 31, 2012. The Entities have made available to Buyer true, complete and correct copies of any lease with respect to any item of Tangible Company Properties (the “Tangible Company Property Leases”). Except as otherwise set forth in Schedule 3.16(a), none of the Entities nor, to the Knowledge of the Company, any other party is in default or breach of any of the Tangible Company Property Leases. The Entities have good and marketable title to all of the Tangible Company Properties shown as owned on the balance sheet or acquired thereafter (except for assets disposed of in the ordinary course of business since December 31, 2011 or as set forth on Schedule 3.16(a)), free and clear of all Liens (other than Liens related to Funded Indebtedness that will be satisfied pursuant to Section 2.3 hereof in connection with the Closing).
(b)    Except as otherwise set forth in Schedule 3.16(b) hereto, the Tangible Company Properties are suitable for the purposes for which they are intended and in good operating condition and repair consistent with normal industry standards, except for ordinary wear and tear, and except for such Tangible Company Properties as shall have been taken out of service on a temporary basis for repairs or replacement consistent with the Entities' prior practices and normal industry standards. To the Knowledge of the Company, the Tangible Company Properties are free of any structural or engineering defects, and since March 7, 2008 there has not been any significant interruption of the Entities' businesses due to inadequate maintenance or obsolescence of the Tangible Company Properties.

3.17    Permits; Environmental Matters.
(a)    Schedule 3.17(a) hereto sets forth a complete and correct list of all material Permits necessary for the Entities to own, operate, use and/or maintain their properties and to conduct their businesses and operations as presently conducted and as expected to be conducted in the future. Except as otherwise set forth in Schedule 3.17(a) hereto, all such Permits are properly held by the Entities and in effect, no proceeding is pending or, to the Knowledge of the Company, threatened to modify, suspend or revoke, withdraw, terminate or otherwise limit any such Permits, and no administrative or governmental actions have been taken or, to the Knowledge of the Company, threatened in connection with the expiration or renewal of such Permits which could reasonably be expected to adversely affect the ability of the Entities to conduct their businesses and operations as presently conducted. Except as otherwise set forth in Schedule 3.17(a) hereto, no violations have occurred that remain uncured, unwaived or otherwise unresolved, or are occurring in respect of any such Permits, other than inconsequential violations.
(b)    Except as otherwise set forth in Schedule 3.17(b) hereto, there are no claims, liabilities, investigations, litigation, administrative or other proceedings relating to any Hazardous Materials (collectively, "Environmental Claims") pending or, to the Knowledge of the Company, threatened against any of the Entities. None of the Entities nor, to the Knowledge of the Company, any owner of the Leased Premises or other Person, has caused or permitted any Hazardous Material to be used, generated, reclaimed, transported, released, treated, stored, disposed of or otherwise managed in a manner which could reasonably be expected to form the basis for an Environmental Claim against any Entity. Without limiting the foregoing, none of the Entities has since March 7, 2008 arranged for the transportation or disposal of Hazardous Materials from its business or generated, treated, stored or disposed of

Hazardous Materials at any of its past or current facilities or any other location except in material compliance with Environmental Laws and in a manner which could not reasonably be expected to form the basis for any Environmental Claim against any Entity and, to the Knowledge of the Company, none of the Entities has since March 7, 2008 transported or disposed or arranged for the transportation or disposal of Hazardous Materials to or at any location that is listed or proposed for listing on the National Priorities List promulgated under CERCLA or any other federal, state or local list of properties identified for environmental investigation and/or cleanup. Except as otherwise set forth in Schedule 3.17(b) hereto, none of the Entities has assumed any liability of any Person for cleanup, compliance or required capital expenditures in connection with any Environmental Claim.
(c)    Except as otherwise set forth on Schedule 3.17(c) hereto, (i) each Entity complies in all material respects with all applicable Environmental Laws, including obtaining and maintaining in effect all Permits required by applicable Environmental Laws, and (ii) none of the Entities has since March 7, 2008 received any written notice of potential non-compliance or potential liability under Environmental Laws.
(d)    There is no underground storage tank, hazardous waste treatment, storage or disposal facility, landfill, surface impoundment, underground injection well or other waste management unit, as those terms are defined or applied under any applicable Environmental Laws, located at any of the real property currently or, to the Knowledge of the Company, previously owned, operated or leased by any Entity. There are no radioactive materials, polychlorinated biphenyls or asbestos-containing materials located at any real property currently owned, operated or leased by any Entity.
(e)    There are no environmental liens recorded on any real property currently owned by any of the Entities.
(f)The Company has made available to Buyer all material documents, records and information in its or any Entity's possession or control concerning any material environmental matter relevant to the ongoing operations of the Company or any Entity or to any property now or since March 7, 2008 owned, operated or leased by the Company or any Entity, including Permits, environmental audits, environmental risk assessments, site assessments, notices of potential liability under Environmental Law and material reports, correspondence, and notices related to environmental matters issued by or to any Governmental Authority.

3.18    Banks
. Schedule 3.18 hereto sets forth (a) the name of each bank, trust company or other financial institution with which any Entity has an account, credit line or safe deposit box or vault, (b) the names of all persons authorized to draw thereon or to have access to any safe deposit box or vault, and (c) the purpose of each such account, safe deposit box or vault.
3.19    Customers
. Schedule 3.19 hereto sets forth the ten (10) principal customers of the Entities (taken as a whole) during each of the fiscal years ended December 31, 2011 and 2012, together with the dollar amount of goods and/or services sold by the Entities to each such customer during each such period. Except as otherwise set forth in Schedule 3.19 hereto, the Entities maintain good relations with all customers listed or required to be listed in Schedule 3.19 hereto, and no such customer has canceled, terminated or made any written or, to the Knowledge of the Company, other threat to any Entity to (a) cancel or otherwise terminate its relationship with an Entity or to materially decrease its purchase or usage of the products or services of the Entities or (b) not do business on substantially the same terms and conditions subsequent to the Closing Date as such customer did with the Entities prior to the Closing Date.
3.20    Labor Matters
.
(a)    Each of the Entities (i) complies in all material respects with applicable Legal Requirements with respect to employment, employment practices, terms and conditions of employment and wages and hours, in each case with respect to its employees; (ii) has withheld and reported all amounts required by Legal Requirements or by Contract to be withheld and reported with respect to wages, salaries and other payments to its employees; and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for its employees (other than routine payments to be made in the normal course of business and consistent with past practice). The Entities are in compliance in all material respects with all laws, regulations and orders of any Governmental Authority relating to its employees, including all those relating to wages, hours, WARN Act, COBRA, collective bargaining, discrimination, civil rights, safety and health, workers' compensation and the collection and payment of withholding and/or social security taxes and any similar Tax obligation.

(b)    Each of the Entities has in all material respects properly classified all individuals who perform services for such Entity as employees or independent contractors and as exempt or non-exempt, and there is no proceeding pending or, to the Knowledge of the Company, threatened that challenges such classification.
(c)    Since March 7, 2008, there have not been any (A) work stoppages, labor disputes or other material controversies between any of the Entities and its employees, or (B) labor union grievances or organizational efforts with respect to any Entity. None of the Entities is a party to any labor, collective bargaining or similar agreement, and there are no labor, collective bargaining or similar agreements covering any of the Entities' employees. There are no strikes, work stoppages, slowdowns, lockouts, arbitrations or other labor disputes pending or, to the Knowledge of the Company, threatened against the Entities.
(d)    Each of the Entities is employing individuals who are lawfully permitted to work in the United States and each of the Entities complies in all material respects with all applicable laws and regulations of the United States regarding immigration and/or employment of non-citizen workers. None of the Entities has been notified of any pending or threatened investigation by any branch or department of U.S. Immigration and Customs Enforcement ("ICE"), or other federal agency charged with administration and enforcement of federal immigration laws concerning it, and none of the Entities has received any "no match" notices from ICE, the Social Security Administration or the Internal Revenue Service since January 1, 2012.
(e)    There are no complaints, charges or claims against any of the Entities pending or, to the Knowledge of the Company, threatened before any Governmental Authority based upon the employment, termination of employment or non-employment by any of the Entities of any individual.

3.21    Transactions With Affiliates
. Except as otherwise set forth in Schedule 3.21 hereto and except for normal advances to employees consistent with past practices, payment of compensation for employment to employees consistent with past practices, and participation in scheduled Plans or Benefit Programs by employees, since March 7, 2008, none of the Entities has purchased, acquired or leased any property or services from, or sold, transferred or leased any property or services to, or loaned or advanced any money to, or borrowed any money from, or entered into or been subject to any management, consulting or similar agreement with, or engaged in any other transaction with any of the Sellers or any other Affiliate (other than another Entity). Except as otherwise set forth in Schedule 3.21 hereto, none of the Sellers nor any of their respective Affiliates is directly or indirectly indebted to an Entity for money borrowed or other loans or advances, and none of the Entities is directly or indirectly indebted to any such Person.
3.22    Broker or Finder Fees
. Except as otherwise set forth in Schedule 3.22 hereto, all negotiations relating to this Agreement and the transactions contemplated hereby have been carried out without the intervention of any Person acting on behalf of any of the Entities in such a manner as to give rise to any valid claim against Buyer or any Entity for any broker's fee, finder's fee or similar compensation.
3.23    Certain Payments
. None of the Entities or any of the Entities' directors, officers or, to the Knowledge of the Company, employees or agents, have since March 7, 2008 directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment in violation of any federal, state, local, municipal, foreign or other law, ordinance, regulation, statute or treaty to any person or entity, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, or (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Entities or any affiliate thereof, or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Entities.
3.24    Accounts Receivable
. Except as set forth in Schedule 3.24, all of the Entities' accounts, accounts receivable, notes and notes receivable, including all rights of the Entities to payment for services rendered that are payable to any of the Entities, including any security held for the payment thereof, less any allowance for doubtful accounts (collectively, the “Accounts Receivable”), are reflected properly on the books and records of the applicable Entity, and are valid obligations of each party thereto subject to no additional setoffs or counterclaims.
B.    Sellers' Representations. Each Seller, individually and not jointly and severally, represents and warrants to Buyer with respect to such Seller (and only such Seller) that:
3.25    Seller Organization and Authority

. In the case of a Seller that is not an individual, such Seller is an entity duly formed, legally existing and in good standing under the laws of the jurisdiction of its organization.
3.26    Seller Authorization and Enforceability
. This Agreement has been duly authorized, executed and delivered by such Seller and such Seller has all requisite power and capacity to execute and deliver this Agreement and all Collateral Agreements executed and delivered or to be executed and delivered by it in connection with the transactions provided for hereby, to consummate the transactions contemplated hereby and by the Collateral Agreements, and to perform his or its obligations hereunder and under the Collateral Agreements. Assuming the due authorization, execution and delivery by the other parties hereto or thereto, this Agreement and each of the Collateral Agreements to which such Seller is a party constitutes, or upon execution and delivery will constitute, the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, moratorium, or similar laws and judicial decisions from time to time in effect which affect creditors' rights generally.
3.27    No Seller Defaults or Consents
. Except as otherwise set forth in Schedule 3.27 hereto, the execution and delivery of this Agreement and the applicable Collateral Agreements by such Seller and the performance by such Seller of his or its obligations hereunder and thereunder will not violate in any material respect any provision of law or any judgment, award or decree or any indenture, agreement or other instrument to which such Seller is a party, or by which the properties or assets of such Seller is bound or affected, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under, any such indenture, agreement or other instrument, in each case except to the extent that such violation, default or breach could not reasonably be expected to delay or otherwise significantly impair the ability of the parties to timely consummate the transactions contemplated hereby.
3.28    Seller Title to Securities
. Such Seller is (and immediately prior to the Closing will be) the record and beneficial owner of and has (and immediately prior to the Closing will have) good and valid title to the Shares set forth opposite such Seller's name on Schedule 3.3, free and clear of any and all Liens.
3.29    Limitation on Warranties
. Except as expressly set forth in this Agreement (including, without limitation, this Article III), the Sellers and the Company disclaim all liability and responsibility for any representation, warranty, or statement made or information communicated (orally or in writing) to Buyer (including any opinion, information, projection or advice which may have been provided to Buyer or any of its Affiliates by the Company, any Seller, or any partner, director, officer, employee, accounting firm, legal counsel, or other agent, consultant, or representative of a Seller or the Company). ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE EXPRESSLY EXCLUDED. ANY AND ALL PRIOR REPRESENTATIONS AND WARRANTIES MADE BY ANY PARTY OR ITS REPRESENTATIVES, WHETHER VERBALLY OR IN WRITING, ARE DEEMED TO HAVE BEEN MERGED INTO THIS AGREEMENT, IT BEING INTENDED THAT NO SUCH PRIOR REPRESENTATIONS OR WARRANTIES SHALL SURVIVE THE EXECUTION AND DELIVERY OF THIS AGREEMENT.
ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer hereby represents and warrants to the Company and the Sellers that:
4.1    Corporate Existence and Qualification
. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of Tennessee. Buyer has the corporate power to own, manage, lease and hold its properties and to carry on its business as and where such properties are presently located and such business is presently conducted.
4.2    Authority, Approval and Enforceability
. This Agreement has been duly executed and delivered by Buyer and Buyer has all requisite corporate power and capacity to execute and deliver this Agreement and all Collateral Agreements executed and delivered or to be executed and delivered by Buyer in connection with the transactions provided for hereby, to consummate the transactions contemplated hereby and by the Collateral Agreements, and to perform its obligations hereunder and under the Collateral Agreements. The execution, delivery and performance of this Agreement and the Collateral Agreements and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all necessary corporate action on the part of Buyer. This Agreement and each Collateral Agreement to which Buyer is a party constitutes, or upon execution and delivery will constitute, the legal, valid and binding obligation of Buyer, enforceable in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, moratorium or similar laws and judicial decisions from time to time in effect which affect creditors' rights generally.
4.3    No Default or Consents
. Neither the execution and delivery of this Agreement nor the carrying out of the transactions contemplated hereby will:
(a)    violate or conflict with any of the terms, conditions or provisions of Buyer's charter or bylaws;
(b)    violate any Legal Requirements applicable to Buyer;
(c)    violate, conflict with, result in a breach of, constitute a default under (whether with or without notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or give any other party the right to terminate, any material Contract or Permit binding upon or applicable to Buyer;
(d)    result in the creation of any material Lien on any properties of Buyer; or
(e)    require Buyer to obtain or make any waiver, consent, action, approval or authorization of, or registration, declaration, notice or filing with, any private non-governmental third party or any Governmental Authority.

4.4    No Proceedings
. No suit, action or other proceeding is pending or, to Buyer's knowledge, threatened before any Governmental Authority seeking to restrain Buyer or prohibit its entry into this Agreement or prohibit the Closing, or seeking Damages against Buyer or any of its properties as a result of the consummation of this Agreement.
4.5    Investment Representations
. Buyer has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the transactions contemplated by this Agreement and the Collateral Agreements. Buyer has conducted an independent investigation of the Entities and their business operations, assets, liabilities, results of operations, financial condition and prospects in making its determination as to the propriety of the transactions contemplated by this Agreement and in entering into this Agreement, and has relied solely on the results of said investigation and on the representations and warranties of the Company and the Sellers expressly contained in this Agreement. Buyer is acquiring the Shares for investment and not with a view to, or for sale in connection with, any distribution thereof nor with any present intention of distributing or selling such Shares in the future.
4.6    No Knowledge of Misrepresentations
. None of the employees, agents or representatives of Buyer or any of its Affiliates has knowledge of any breach of, or inaccuracy in, any of the representations and warranties of the Company and/or the Sellers set forth in this Agreement.
4.7    Brokers
. Buyer has not employed any broker or finder (other than Raymond James & Associates, Inc.) and has not incurred and will not incur any broker's, finder's or similar fees, commissions or expenses for which the Sellers or any of the Entities would be responsible in connection with the transactions contemplated by this Agreement.
4.8    Financial Capacity; Solvency
. Buyer has sufficient cash and commitments for financing (and has provided the Sellers' Representative with written evidence thereof and all amendments or additions thereto) in an aggregate amount sufficient to pay all of the consideration payable to the Sellers as required by this Agreement, and to make all other necessary payments in connection with the purchase of the Shares and the payment of all related fees and expenses. Immediately after giving effect to the transactions contemplated hereby, none of the Entities will (i) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair value of its assets or because the fair salable value of its assets is less than the amount required to pay its probable liability on its existing debts as they mature), (ii) have unreasonably small capital with which to engage in its business, or (iii) have incurred debts beyond its ability to pay as they become due.
4.9    Due Diligence Investigation
. Buyer acknowledges that it has had the opportunity to conduct its due diligence investigation with respect to the transactions contemplated by this Agreement. None of the Entities, the Sellers, or any of their respective directors, officers, members, stockholders, Affiliates, managers, members, partners, employees, consultants, agents, counsel or advisors makes or has made any representation or warranty, express or implied, to Buyer or any of its Affiliates or financing sources (except for the representations and warranties made by the Company and Sellers to

Buyer expressly set forth in Article III), and without limiting the generality of the foregoing, no representation or warranty is made with respect to any confidential information memorandum delivered to Buyer or any of its Affiliates or financing sources, any “management presentations” or accompanying materials, or any information contained in any “data room” or “virtual data room” or other information delivered by electronic mail.
4.10    Disclaimer Regarding Estimates and Projections
. In connection with Buyer's investigation of the Company, Buyer has received from or on behalf of the Sellers and/or the Company certain estimates, forecasts, plans and financial projections. Buyer acknowledges that there are uncertainties inherent in attempting to make such estimates, forecasts, plans and financial projections, that Buyer is familiar with such uncertainties, that Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, forecasts, plans and financial projections so furnished to it (including the reasonableness of the assumptions underlying such estimates, forecasts, plans and financial projections), and that Buyer shall have no claim against the Sellers with respect thereto. Accordingly, none of the Sellers nor the Company makes any representation or warranty with respect to such estimates, forecasts, plans and financial projections (including any such underlying assumptions).
ARTICLE V - OBLIGATIONS PRIOR TO THE CLOSING
From the date of this Agreement through the Closing:
5.1    Buyer's Access to Information and Properties
. Upon reasonable prior notice, the Company shall permit Buyer and its authorized employees, agents, accountants, legal counsel and other representatives to have access to the books, records, employees, counsel, accountants, engineers and other representatives of each of the Entities at all times reasonably requested by Buyer for the purpose of conducting an investigation of the Entities' financial condition, corporate status, operations, prospects, businesses and properties. Upon reasonable prior notice, the Entities shall make reasonably available to Buyer for examination and reproduction all documents and data of every kind and character relating to the Entities in possession or control of, or subject to reasonable access by, any of the Entities, including, without limitation, all files, records, data and information relating to their properties (whether stored in paper, magnetic or other storage media) and all agreements, instruments, Contracts, assignments, certificates, orders and amendments thereto.
5.2    Conduct of Business and Operations
. The Company shall keep Buyer reasonably advised as to all material operations and proposed material operations relating to the Entities. The Company shall, and shall cause each Subsidiary to, use its reasonable commercial efforts to (a) conduct its business in the ordinary course, (b) keep available the services of present employees, (c) maintain and operate its properties in a good and workmanlike manner, (d) pay or cause to be paid all costs and expenses (including, without limitation, insurance premiums) incurred in connection therewith in a timely manner, (e) keep all Contracts listed or required to be listed in Schedule 3.13(a) in full force and effect, (f) comply in all material respects with all applicable Legal Requirements, and (g) preserve the present relationships of such Entity with customers and other Persons having material business relations therewith.
5.3    General Restrictions
. Except as otherwise expressly permitted in this Agreement, without the prior written consent of Buyer, which consent shall not be unreasonably withheld, none of the Entities shall:
(a)    repurchase, redeem or otherwise acquire any of its equity securities;
(b)    merge into or with or consolidate with, or acquire the business or assets of, any Person;
(c)    purchase any securities of any Person;
(d)    except in the ordinary course of business, create, incur, assume, guarantee or otherwise become liable or obligated with respect to any Funded Indebtedness;
(e)    make or change any Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a Tax refund, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment or take or omit to take any other material action related to Taxes;
(f)    except in the ordinary course of business, enter into, amend or terminate any Contract of the type required to be listed in Schedule 3.13(a);
(g)sell, transfer, lease, mortgage, encumber or otherwise dispose of, or agree to sell, transfer, lease, mortgage, encumber or otherwise dispose of, any material properties except (i) in the ordinary course of business, or (ii) pursuant to any Contract specified in Schedule 3.13(a);

(h)settle any material claim or litigation, or file any motions, orders, briefs or settlement agreements in any material proceeding before any Governmental Authority or any arbitrator;
(i)maintain its books of account other than in the usual, regular and ordinary manner on a basis consistent with prior periods or make any change in any of its accounting methods or practices;
(j)adopt, amend, terminate or make any other change to any Plan or Benefit Program or increase the compensation payable to any director, officer or employee, except as otherwise requirement by applicable Legal Requirements;
(k)amend its articles of incorporation, bylaws or other governing instruments;
(l)issue any capital stock or other securities, or grant, or enter into any agreement to grant, any options, convertibility rights, other rights, warrants, calls or agreements relating to its capital stock or other securities;
(m)engage in any one or more material activities or transactions outside the ordinary course of business;
(n)make any material change in its methods or practices for billing or collecting accounts receivable or paying accounts payable; or
(o)commit to do any of the foregoing.

5.4    Notice Regarding Changes
.
(a)    The Company shall promptly inform Buyer in writing of any change in facts and circumstances that could reasonably be expected to render the representations and warranties made herein by the Company inaccurate or misleading in any material respect if such representations and warranties had been made upon the occurrence of the fact or circumstance in question.
(b)    Buyer shall promptly inform the Company in writing of any change in facts and circumstances that could reasonably be expected to render any of the representations and warranties made herein by Buyer inaccurate or misleading in any material respect if such representations and warranties had been made upon the occurrence of the fact or circumstance in question.

5.5    Efforts to Consummate
. Subject to the terms and conditions of this Agreement, each party hereto shall use all reasonable commercial efforts to take or cause to be taken all actions and do or cause to be done all things required under applicable Legal Requirements to consummate the transactions contemplated hereby, including, without limitation, (a) obtaining all Permits, authorizations, consents and approvals of any Governmental Authority or other Person which are required for or in connection with the consummation of the transactions contemplated hereby and by the Collateral Agreements, (b) taking any and all reasonable actions necessary to satisfy all of the conditions to each party's obligations hereunder as set forth in Article VI, and (c) executing and delivering all agreements and documents required by the terms hereof to be executed and delivered by such party on or prior to the Closing.
5.6    No Shop
. From the date of this Agreement until the earlier of (a) the Closing Date, or (b) the termination of this Agreement, the Company and the Sellers shall not, and the Company shall cause each of the Entities' respective officers, directors, employees and other agents not to, directly or indirectly, take any action to solicit, initiate or encourage any offer or proposal or indication of interest in a merger, consolidation or other business combination involving any equity interest in, or a substantial portion of the assets of any of the Entities, other than in connection with the transactions contemplated by this Agreement.
5.7    Option Cancellation
. The Company shall use all reasonable commercial efforts to cause each holder of an option or similar right to acquire Company capital stock to execute and deliver to the Company, prior to Closing, an agreement (each an “Option Cancellation Agreement”) pursuant to which such holder agrees that all such options shall be cancelled immediately prior to the Closing in exchange for the Company's payment of the amount specified therein (the “Option Cancellation Payments”). Immediately after the Closing, the Company shall pay all required Option Cancellation Payments.
5.8    Sale Bonuses
.

(a)    Pursuant to a Termination of Sale Bonus/Change of Control Agreement between TQI and Arnie Hollenbeck, dated as of the date hereof, immediately after the Closing, the Company shall cause TQI to pay to Arnie Hollenbeck an amount equal to $200,000 (the “Sale Bonus Payment”).
(b)    Pursuant to the written direction of HCI and/or Co-Investors, immediately after the Closing, the Company shall cause TQI to pay to Joel Dykens an amount equal to $60,000 (such amount to be deducted from the amount otherwise payable to HCI and/or Co-Investors under this Agreement), which payment shall be made through a special payroll distribution.

5.9    Termination and Funding of 401(k) Plan
. Effective no later than the last day of the regularly scheduled payroll period immediately preceding the Closing Date, the Company shall freeze contributions to its Code Section 401(k) plan (the “401(k) Plan”). Effective no later than the day immediately preceding the Closing Date, the Company shall terminate its 401(k) Plan by proper action of its Board of Directors. Before the Closing Date, the Company shall provide Buyer copies of duly adopted resolutions by the Company's Board of Directors terminating the 401(k) Plan. The resolution shall be subject to the prior review of Buyer. Notwithstanding anything in this Agreement or the 401(k) Plan to the contrary, on or before the Closing Date, the Company shall contribute or, in lieu thereof, for purposes of calculating Closing Date Working Capital, accrue for the contribution of, all unpaid employer contributions (including matching contributions) to the 401(k) Plan.
ARTICLE VI - CONDITIONS TO THE SELLERS' AND BUYER'S OBLIGATIONS
6.1    Conditions to Obligations of the Sellers
. The obligations of the Sellers to carry out the transactions contemplated by this Agreement are subject, at the option of the Sellers' Representative, to the satisfaction or waiver of the following conditions:
(a)    The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects (and any representations and warranties of Buyer contained in the Agreement that are qualified as to materiality shall be true and correct in all respects) at and as of the Closing, and Buyer shall have performed and satisfied in all material respects the covenants and agreements required by this Agreement to be performed and satisfied by Buyer at or prior to the Closing.
(b)    As of the Closing Date, no suit, action or other proceeding (excluding any such matter initiated by or on behalf of any of the Entities or the Sellers) shall be pending or threatened before any Governmental Authority seeking to restrain the Sellers or prohibit the Closing or seeking Damages against any of the Entities or the Sellers as a result of the consummation of the transactions contemplated by this Agreement.
(c)    Buyer shall have furnished the Sellers' Representative with a certified copy of all necessary corporate action on its behalf approving its execution, delivery and performance of this Agreement.
(d)    Buyer and the Escrow Agent shall have executed and delivered the Escrow Agreement.

6.    2Conditions to Obligations of Buyer
. The obligations of Buyer to carry out the transactions contemplated by this Agreement are subject, at the option of Buyer, to the satisfaction or waiver of the following conditions:
(a)    The representations and warranties of the Entities and the Sellers contained in this Agreement shall be true and correct in all material respects (and any representations and warranties of the Entities and the Sellers contained in the Agreement that are qualified as to materiality shall be true and correct in all respects) at and as of the Closing, and the Entities and the Sellers shall have performed and satisfied in all material respects the agreements and covenants required by this Agreement to be performed and satisfied by them at or prior to the Closing.
(b)    As of the Closing Date, no suit, action or other proceeding (excluding any such matter initiated by or on behalf of Buyer) shall be pending or threatened before any Governmental Authority seeking to restrain Buyer or prohibit the Closing or seeking Damages against Buyer or any of the Entities as a result of the consummation of the transactions contemplated by this Agreement.
(c)    The Company shall have furnished Buyer with a certified copy of all necessary corporate action on their behalf approving the Company's execution, delivery and performance of this Agreement.
(d)    Buyer shall have received written evidence, in form and substance reasonably satisfactory to Buyer, of the consent to the transactions contemplated by this Agreement of all Persons where the absence of any such consent would result in a breach or default under any Contract identified on Schedule 6.2(d).
(e)    Since the date hereof and up to and including the Closing, there shall not have been any Material Adverse Effect.

(f)    No proceeding in which any of the Entities shall be a debtor, defendant or party seeking an order for its own relief or reorganization shall have been brought or be pending by or against such Person under any United States or state bankruptcy or insolvency law.
(g)    Buyer shall have received copies of Pay-Off Letters with respect to all Funded Indebtedness.
(h)    The Sellers' Representative and the Escrow Agent shall have executed and delivered the Escrow Agreement.
(i)    The Company shall have received executed Option Cancellation Agreements with respect to all options and similar rights to acquire Company capital stock.
(j)    Buyer shall have received from each Seller a certificate, in form reasonably satisfactory to Buyer and complying with Treasury Regulations Section 1.1445-2(b) stating that such Seller is not a foreign person within the meaning of Section 1445 of the Code.
(k)    The Company shall have terminated the agreements set forth on Schedule 6.2(k) in a manner acceptable to Buyer.

ARTICLE VII - POST-CLOSING OBLIGATIONS
7.1    Further Assurances
. Following the Closing, the Company, the Sellers and Buyer shall execute and deliver such documents, and take such other action, as shall be reasonably requested by any other party hereto to carry out the transactions contemplated by this Agreement.
7.2    Publicity
. None of the parties hereto shall issue or make, or cause to have issued or made, any public release or announcement concerning this Agreement or the transactions contemplated hereby, without the advance approval in writing of the form and substance thereof by each of the other parties, except (a) as required by any applicable Legal Requirement (in which case, so far as possible, there shall be consultation among the parties prior to such announcement), and (b) Buyer, Sellers and/or their respective Affiliates may make customary disclosures to the investment community and to their banks and advisors.
7.3    Post-Closing Indemnity
.
(a)    Subject to the other provisions of this Agreement (including, but not limited to, Section 9.1 hereof), from and after the Closing, the Sellers shall severally (in accordance with each Seller's Proportionate Share) indemnify and hold harmless Buyer, its successors and assigns, and each of their affiliates, directors, officers, agents, representatives and employees and each other Person, if any, controlling such person (each a “Buyer Indemnified Person”) from and against any and all Damages arising out of or resulting from (i) a breach of, or inaccuracy in, any of the representations or warranties made by the Company in this Agreement (except the representations and warranties set forth in Article VIII), (ii) a breach or default in performance by the Company of any covenant or agreement of the Company contained in this Agreement (other than covenants of the Company to be performed subsequent to Closing), (iii) the allocation of the Purchase Price among the Sellers, (iv) the matter identified on Schedule 3.11 hereto (the “Starr Matter”), and/or (v) any violations of fiduciary care or loyalty to the Company or any such Subsidiary by any of the directors and officers of the Company and the Subsidiaries immediately prior to Closing, as determined by the judgment or decree of a court of competent jurisdiction that has become final. Any payment made to Buyer by the Sellers pursuant to the indemnification obligations under this Section 7.3 shall constitute a reduction in the Purchase Price hereunder.
(b)    Subject to the other provisions of this Agreement (including, but not limited to, Section 9.1 hereof), from and after the Closing, each Seller shall indemnify and hold harmless Buyer from and against any and all Damages arising out of or resulting from (i) a breach of, or inaccuracy in, any of the representations or warranties made by such Seller in Sections 3.25 through 3.28, and/or (ii) a breach or default in performance by such Seller of any covenant or agreement of such Seller contained in this Agreement.
(c)    Subject to the other provisions of this Agreement (including, but not limited to, Section 9.1 hereof), from and after the Closing, Buyer shall indemnify and hold harmless the Sellers from and against any and all Damages arising out of or resulting from (i) a breach of, or inaccuracy in, any of the representations or warranties made by Buyer in this Agreement, (ii) a breach or default in performance by Buyer of any covenant or agreement of Buyer contained in this Agreement, (iii) a breach or default in performance of any covenant or agreement of the Company contained in this Agreement to be performed subsequent to Closing, and/or (iv) any Buyer waiver of any condition set forth in Section 6.2 hereof.

7.4    Non-Solicitation, Non-Compete and Non-Disclosure.
(a)    General. In consideration of the payment of the Purchase Price, and to induce Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, each Seller hereby severally covenants and agrees as follows:
(i)Without the prior written consent of Buyer, such Seller shall not, for the period beginning on the Closing Date and ending December 31, 2017 (the “Restricted Period”), directly or indirectly, for himself or for any other Person, (A) attempt to employ or enter into any contractual arrangement with any employee or former employee of any Entity, unless such employee or former employee has not been employed by an Entity for a period in excess of six (6) months, (B) call on or solicit any of the customers of any Entity as of the Closing in competition with the Entities, (C) induce or attempt to induce any employee of any Entity to leave the employ of the Entities, and/or (D) disparage or induce others to disparage any Entity.
(ii)Such Seller shall not divulge, communicate, use to the detriment of the Entities or for the benefit of any other Person or Persons, or misuse in any way, any Confidential Information or Trade Secrets (collectively "Company Information") pertaining to the Entities. In addition, each Seller (A) will receive and hold all Company Information in confidence, (B) will take reasonable steps to protect the Company Information from disclosure, and (C) except as required by law, will not, directly or indirectly, use, disseminate or otherwise disclose any Company Information to any third party without the prior written consent of the Buyer.
(iii)Without the prior written consent of Buyer, such Seller shall not, for the Restricted Period, (A) directly or indirectly through another Person acquire or own in any manner any interest in any firm, partnership, corporation, association or other Person which competes with the business of the Entities as of the Closing Date by engaging in stringent-temperature controlled or security-sensitive transportation of pharmaceutical or bio-science products (the “Restricted Business”), anywhere in the United States, Canada, or Mexico (the "Restricted Territory"), or (B) be employed by or serve as an employee, agent, officer, director of, or as a consultant to, any firm, partnership, corporation, association or other Person which engages in the Restricted Business within the Restricted Territory.
(b)    Injunction. It is recognized and hereby acknowledged by the parties hereto that a breach or violation by any Seller of Section 7.4(a) may cause irreparable harm and damage to Buyer in a monetary amount that may be virtually impossible to ascertain. As a result, each Seller recognizes and hereby acknowledges that Buyer shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any breach or violation of any or all of the covenants set forth in Section 7.4(a) by such Seller, and that such right to injunction shall be cumulative and in addition to whatever other rights or remedies Buyer and/or the Entities may possess hereunder, at law or in equity. Nothing contained in this Section 7.4(b) shall be construed to prevent Buyer and/or the Entities from seeking and recovering from the Sellers Damages sustained by them as a result of any breach or violation by a Seller of any of the covenants or agreements contained in this Section 7.4.

7.5    Director and Officer Liability and Indemnification
.
(a)    For a period of five years after the Closing, Buyer shall not permit the Company or any Subsidiary to amend, repeal or modify any provision in its charter, bylaws or other governance documents relating to exculpation or indemnification of former officers and directors (unless required by law), it being the intent of the parties that the officers and directors of the Company and each Subsidiary prior to the Closing shall continue to be entitled to such exculpation and indemnification to the greatest extent permitted under the laws of the jurisdiction of incorporation or organization of the Company or such Subsidiary.
(b)    After the Closing, Buyer, the Company and each of the Subsidiaries shall exculpate (to the greatest extent permitted by applicable law), and shall indemnify, defend and hold harmless, each of the directors and officers of the Company and the Subsidiaries immediately prior to Closing against all Damages arising out of any violations or alleged violations of fiduciary care or loyalty to the Company or any such Subsidiary in their capacities as officers and directors of the Company and the Subsidiaries, to the fullest extent permitted under applicable law or the charter, bylaws or other governance documents of the Company and the Subsidiaries in effect as of the date of this Agreement (to the extent consistent with applicable law).
(c)    If (but only if) for any reason the indemnity provided for in Section 7.5(c) is unavailable to any such indemnified Person or is insufficient to hold each such indemnified Person harmless from all such Damages, then Buyer and the Company shall contribute to the amount paid or payable by such indemnified Person in such proportion as is appropriate to reflect not only the relative benefits received by the Company or any Subsidiary on the one hand and such indemnified Person on the other, but also the relative fault of such Person as well as any relevant equitable considerations.

ARTICLE VIII - TAX MATTERS
8.1    Representations and Obligations Regarding Taxes
. The Company hereby represents and warrants to and agree with Buyer that, except as set forth on Schedule 8.1 hereto:
(a)    Each Entity has filed all federal income and all other material Tax Returns that it has been required to file. All such Tax Returns were correct and complete in all material respects. All Taxes owed by the Entities (whether or not shown on any Tax Return and whether or not any Tax Return was required) have been paid. Since March 7, 2008, no claim has been made by a taxing authority in a jurisdiction where any Entity does not file Tax Returns that such Entity is subject to taxation by that jurisdiction.
(b)    There is no pending dispute or claim concerning any Tax liability of any Entity either (i) claimed or raised by any taxing authority in writing or (ii) as to which the Company has actual knowledge based upon personal contact with any agent of such taxing authority. No issue relating to Taxes has been raised in writing by a taxing authority during any pending audit or examination, and no issue relating to Taxes was raised in writing by a taxing authority in any audit or examination completed since March 7, 2008, that reasonably can be expected to recur in a later taxable period. The Entities have made available to Buyer correct and complete copies of all federal income Tax and other material Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by either of the Entities since March 7, 2008.
(c)    None of the Entities has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.
(d)    None of the Entities is a party to any Tax allocation or sharing agreement. None of the Entities has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than the Entities). None of the Entities has liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise, except for a Contract the principal purpose of which is not to indemnify or pay the Taxes of another person.
(e)    None of the Entities is a party to any joint venture, partnership or other arrangement or contract that could be treated as a partnership for federal income Tax purposes.
(f)    None of the Entities has entered into any sale leaseback or leveraged lease transaction that fails to satisfy the requirements of Revenue Procedure 2001-28 (or similar provisions of foreign law) or any safe harbor lease transaction.
(g)    All material elections with respect to Taxes affecting the Entities are disclosed or attached to a Tax Return of an Entity.
(h)    All private letter rulings issued by the Internal Revenue Service to any of the Entities since March 7, 2008 (and any corresponding ruling or determination of any state, local or foreign taxing authority) have been disclosed in Schedule 8.1 hereto, and there are no pending requests for any such rulings (or corresponding determinations).
(i)    None of the Entities will be required to include any items of income in, or exclude any items of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign income tax law); (ii) any "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income tax law); (iii) any installment sale or open transaction made on or prior to the Closing Date; (iv) any prepaid amount received on or prior to the Closing Date; (v) the cash basis method of accounting or percentage of completion method of accounting; or (vi) an election under Section 108(i) of the Code.
(j)    None of the Entities has or since March 7, 2008 had a permanent establishment in any foreign country and none is engaged or has since March 7, 2008 engaged in a trade or business in any foreign country. No taxing authority is asserting or, to the Knowledge of the Company, threatening to assert a claim against any Entity under or as a result of Section 482 of the Code or any similar provision of any foreign, state or local Tax law.
(k)    None of the Sellers is a foreign person within the meaning of Section 1445 of the Code.
(l)    Since March 7, 2008, none of the Entities was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.
(m)    one of the Entities has since March 7, 2008 engaged in any "reportable transaction" as defined in Section 6707A of the Code or Treasury Regulation Section 1.6011-4 (or any predecessor provision).
(n)    Enterprises was an S corporation within the meaning of Section 1361(a)(1) of the Code at the time that the Company acquired all of the outstanding capital stock of Enterprises.

8.2    Indemnification for Taxes.
(a)    From and after the Closing, the Sellers shall severally (in accordance with each Seller's Proportionate Share) indemnify the Entities and Buyer (each herein sometimes referred to as an "Indemnified Taxpayer") against, and protect, save and hold harmless each Indemnified Taxpayer from, any and all out-of-pocket damages, deficiencies, losses and reasonable expenses, including, without limitation, reasonable attorneys', accountants' and experts' fees and disbursements (all herein referred to as "Losses") resulting from:
(i)    except to the extent reflected in the calculation of Closing Date Working Capital, any Taxes of any Entity allocable to any period ending on or prior to the Closing Date or, as provided in Section 8.3(c) hereof, allocable to any period that begins before and ends after the Closing Date;
(ii)    any Tax of any Person other than an Entity for periods ending on or before the Closing Date imposed upon any Entity as a result of the Entity being included prior to the Closing Date in a combined, consolidated or unitary Tax group under Treasury Regulation Section 1.1502-6 (or any similar provision of the applicable law of any Governmental Authority) or, as a transferee or successor, by contract or otherwise, except for a Contract the principal purpose of which is not to indemnify or pay the Taxes of another person;
(iii)    the failure to pay state income Taxes or state franchise Taxes in any state other than the State of Michigan prior to the Closing Date but not thereafter (the “Potential State Tax Matters”);
(iv)any misrepresentation or breach of any representation, warranty or obligation set forth in this Article VIII; or
(v)any real property transfer, recordation or similar tax imposed by the State of Michigan with reference to real property owned by QSX.
(b)    Subject to the resolution of any Tax contest pursuant to Section 8.2(c), upon notice from Buyer to the Sellers' Representative that an Indemnified Taxpayer is entitled to an indemnification payment for a Loss pursuant to Section 8.2(a), the Sellers shall thereupon severally (in accordance with each Seller's Proportionate Share) pay to the Indemnified Taxpayer an aggregate amount equal to such Loss.
(c)    (i)    If a claim shall be made by any taxing authority that, if successful, would result in the indemnification of an Indemnified Taxpayer, the Indemnified Taxpayer shall promptly notify the Sellers' Representative in writing of such fact; provided, however, that any failure to give such notice will not waive any rights of the Indemnified Taxpayer except to the extent the rights of the indemnifying parties are actually materially prejudiced.
(ii)    The Sellers shall have the right to defend the Indemnified Taxpayer against such claim with counsel of their choice satisfactory to the Indemnified Taxpayer so long as (A) the Sellers' Representative notifies the Indemnified Taxpayer in writing within fifteen (15) days after the Indemnified Taxpayer has given notice of such claim that the Sellers will indemnify the Indemnified Taxpayer from and against the entirety of any Losses the Indemnified Taxpayer may suffer resulting from, arising out of, relating to, in the nature of, or caused by the claim, (B) if the Indemnified Taxpayer is required to pay the Tax claimed and sue for a refund, the Sellers shall have advanced to the Indemnified Taxpayer, on an interest free basis, the full amount the Indemnified Taxpayer is required to pay, and (C) the Sellers conduct the defense of the claim actively and diligently.
(iii)    Subject to the provisions of paragraph (ii) above, the Sellers shall be entitled to prosecute such contest to a determination in a court of initial jurisdiction, and if the Sellers shall reasonably request, to a determination in an appellate court.
(iv)    The Sellers shall not be entitled to settle any claim relating to Taxes if the settlement of the claim would be likely, in the good faith judgment of the Indemnified Taxpayer, to cause the liability for any Tax of the Indemnified Taxpayer for any taxable period ending after the Closing Date to materially increase (including, without limitation, by making any election or taking any action having the effect of making any election, by deferring the inclusion of any amount in income or by accelerating the deduction of any amount or the claiming of any credit).
(v)    If, after actual receipt by the Indemnified Taxpayer of an amount advanced by the Sellers pursuant to paragraph (ii)(B) above, the extent of the liability of the Indemnified Taxpayer with respect to the indemnified matter shall be established by the judgment or decree of a court that has become final or a binding settlement with an administrative agency having jurisdiction thereof that has become final, the Indemnified Taxpayer shall promptly pay to the Sellers any refund received by or credited to the Indemnified Taxpayer with respect to the indemnified matter (together with any interest paid or credited thereon by the taxing authority and any recovery of legal fees from such taxing authority); provided, however, that the Indemnified Taxpayer shall not be required to make any payment hereunder before such time as the Sellers shall have made all payments or indemnities then due with respect to Indemnified Taxpayer pursuant to this Article VIII.
(vi)If the Sellers do not timely elect to defend a Tax claim following notice thereof, the Indemnified Taxpayer may defend against and, with the consent of the Sellers' Representative (which consent shall not be unreasonably withheld), consent to the entry of any judgment or enter into any settlement with respect to, the claim in any manner it may reasonably deem appropriate.

(d)    Notwithstanding anything to the contrary contained in this Agreement, the indemnification obligations of the Sellers under this Article VIII shall survive the Closing until the end of the applicable statutes of limitations and shall not be subject to any amount limitations.

8.3    Additional Agreements
.
(a)    Subsequent to the Closing, Buyer shall, and shall cause each of the Entities to, (i) grant to the Sellers' Representative and its representatives access at all reasonable times to the Entities' books and records (including tax workpapers and returns and correspondence with tax authorities), including the right to take extracts therefrom and make copies thereof, to the extent that such books and records relate to the operations of the Entities during taxable periods ending on or prior to or that include the Closing Date, and (ii) otherwise cooperate with the Sellers in connection with any audit of Taxes that relate to the business of the Entities prior to the Closing.
(b)    The Company will prepare, or cause to be prepared, in accordance with past practices unless otherwise required by applicable Legal Requirements, at the Company's expense, and file, or cause to be filed, all Tax Returns for the Entities for all Tax periods ending on or prior to the Closing Date (or Tax periods that begin before the Closing Date and end after the Closing Date) that are filed after the Closing Date. The Company will provide the Sellers' Representative with copies of any such Tax Returns for Sellers' Representative's reasonable review and comment, at least thirty (30) days prior to the due date thereof (giving effect to any extensions thereto). If the Sellers' Representative agrees with the Tax Returns, then the Company shall file or cause to be filed such Tax Returns. If, within twenty (20) days after the receipt of the Tax Returns, the Sellers' Representative notifies the Company that it disputes the manner of preparation of the Tax Returns, then the Company and the Sellers' Representative shall attempt to resolve their disagreement within five (5) days following the notification of such disagreement. If the Company and the Sellers' Representative are not able to resolve their disagreement, then the dispute shall be submitted to the Settlement Accountants. The parties shall use their respective best efforts to cause the Settlement Accountants to resolve the disagreement within thirty (30) days after the date on which they are engaged or as soon as possible thereafter. The determination of the Settlement Accountants shall be binding on the parties. The cost of the services of the Settlement Accountants will be borne by the party whose calculation of the matter in disagreement differs the most from the calculation as finally determined by the Settlement Accountants.
(c)    The Sellers shall severally (in accordance with such Seller's Proportionate Share) pay to the Company, within five (5) days after the date on which Taxes are paid with respect to periods beginning before the Closing Date and ending on or after the Closing Date, an amount equal to the excess, if any, of (x) the portion of those Taxes that relates to the portion of the taxable period ending on the Closing Date, over (y) the amount with respect thereto that is reflected in the calculation of Closing Date Working Capital. For purposes of this Agreement, in the case of any period that begins before the Closing Date and ends after the Closing Date, any Tax based directly or indirectly on gross or net income or receipts or imposed in respect of specific transactions shall be allocated by assuming that the taxable period ended on the Closing Date, and any other Tax shall be allocated based on the number of days in the taxable period ending on the Closing Date divided by the total number of days in the taxable period.
(d)    Section 8.1 sets forth the sole and exclusive representations and warranties regarding Tax matters of the Entities.
(e)    Without the prior written consent of the Sellers' Representative (which shall not be unreasonably withheld, conditioned, or delayed), unless required by Legal Requirements, none of Buyer, Buyer's Affiliates, or the Company shall enter into any closing agreement, settle any Tax claim or assessment relating to the Company, extend or waive the limitation period applicable to any Tax claim or assessment, surrender any right to claim a refund of Taxes, make a Section 338 election, or take any other similar action, or omit to take any action relating to the filing of any Tax Return or the payment of any Tax, if such action or omission would or could reasonably be expected to have the effect of increasing the Tax liability of the Company or the Sellers for any Tax period (or portion thereof) ending on or prior to the Closing Date.
(f)    Except to the extent required by Legal Requirements, following the Closing, Buyer shall not, and shall not permit the Company or any Subsidiary to, file any Tax Return or any amended Tax Return for the Company or any Subsidiary with respect to any Tax period ending on or before the Closing Date or for any Straddle Period without Sellers' Representative's prior written consent. Sellers shall be entitled, in accordance with each Seller's Proportionate Share, to retain, or receive immediate payment from Buyer of, any Tax refund or credit (including refunds and credits arising by reason of amended Tax Returns filed after the Closing Date or otherwise) to which any Entity becomes entitled with respect to any Tax period ending on or before the Closing Date other than any Tax refund or credit reflected in the calculation of Closing Date Working Capital or to the extent attributable to a carryback of a Tax attribute arising after the Closing Date (if such carryback does not reduce the amount of refund that would otherwise be received by such Entity). Buyer and Sellers' Representative shall equitably apportion any refund or credit with respect to Taxes with respect to a Straddle Period.
(g)    If the Sellers' Representative determines that any Entity is entitled to file or make a formal or informal claim for refund or an amended Tax Return providing for a refund for the such Entity or the Sellers with respect to a taxable period ending on or before the Closing Date, then Buyer will (so long as not inconsistent with applicable Law), if the Sellers' Representative so requests and at the Sellers' expense, cause the relevant entity to file or make such claim or amended Tax Return, including through the prosecution of any proceeding which the Sellers' Representative reasonably directs such Entity to pursue; provided, that any such action does not increase Taxes of Buyer or any Entity for periods ending after the Closing Date.
(h)    Buyer and the Sellers' Representative will cooperate, as and to the extent reasonably requested by the other party, in connection with the filing and preparation of Tax Returns pursuant to this Article VIII and any proceeding related thereto. Such cooperation will include the retention and (upon the other party's request) the provision of records and information that are reasonably relevant to any such proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer will retain all books and records with respect to Tax matters pertinent to the Entities relating to any Tax period beginning before the Closing Date until 30 days after the expiration of the statute or period of limitations of the respective Tax periods. Buyer and the Sellers' Representative further agree, upon the other party's request, to provide the other party with all information that any Party may be required to report pursuant to Section 6043 and Section 6043A of the Code.

8.4    Potential State Tax Matters
. Following the Closing Date, the Sellers' Representative shall have the right to require Buyer to cause the Company or any of its current Subsidiaries to (a) disclose to any Tax authority any or all Potential State Tax Matter(s) and (b) enter into voluntary disclosure agreements or similar agreements with any Tax authority for any Potential State Tax Matter ("VDA"). The Sellers' Representative shall have the right to control all matters related to any VDA, including the negotiation thereto; provided, however, that the Seller's Representative (i) shall give Buyer written notice of its intent to contact a Tax authority with respect to a VDA not less than ten (10) days prior to first contact, (ii) shall give Buyer an opportunity to review any proposed VDA (whether proffered by the Seller's Representative or the Tax authority) not less than ten (10) days prior to concluding a definitive agreement with respect to the VDA and (iii) if any VDA would affect the liability for Taxes of the Company or any Subsidiary for any period ending after the Closing Date, shall not enter into the VDA without first disclosing to Buyer the definitive terms of the VDA and obtaining Buyer's prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned). If the Sellers' Representative fails to exercise the right granted under this Section 8.4 within twelve (12) months after the Closing Date, Buyer shall have the right thereafter, on behalf of the Company or any Subsidiary, to disclose to any Tax authority any or all Potential State Tax Matter(s) and enter into VDA(s) with respect thereto; provided, however, that in connection with any such VDA(s), Buyer shall use commercially reasonable efforts to limit the amount of Taxes, penalties, interest or other Losses for which the Sellers would be liable pursuant to Section 8.2(a)(iii) hereto. All payments made in connection with any VDA, including, without limitation, Taxes, penalties and interest, shall be deemed Losses for purposes of Section 8.2(a)(iii) above.
ARTICLE IX - MISCELLANEOUS
9.1    Limitation on Liability.
(a)    The representations, warranties and agreements and indemnities of the Company, the Sellers and Buyer set forth in this Agreement shall survive the Closing except as expressly provided in Section 9.1(b).
(b)    The Sellers shall have no liability to indemnify Buyer pursuant to clause (i) of Section 7.3(a) (x) with respect to the representations and warranties set forth in Section 2.3, the third sentence of Section 3.1, Section 3.3(b), and Section 3.5, Section 3.6, Sections 3.8 through Section 3.16, Section 3.17(a), Section 3.18 through Section 3.21, Section 3.23 and Section 3.24 (collectively the "Business Representations"), in each case unless the Sellers' Representative receives notice in writing from Buyer of Buyer's claim under said indemnity on or before the eighteen (18) month anniversary of the Closing Date, (y) with respect to the representations and warranties set forth in Sections 3.17(b), (c), (d), (e) and (f) and Section 3.22, in each case unless the Sellers' Representative receives notice in writing from Buyer of Buyer's claim under said indemnity on or before the three (3) year anniversary of the Closing Date, and (z) with respect to the representations and warranties set forth in Section 3.7, in each case unless the Sellers' Representative receives notice in writing from Buyer of Buyer's claim under said indemnity on or before ten business days following the date on which the statute of limitations otherwise applicable to claims relating to the subject matter of such representations has expired. The Sellers shall have no liability under the agreement to indemnify under all other provisions of Section 7.3 unless the Sellers' Representative receives notice in writing from Buyer of Buyer's claim under said indemnity on or before the fifth (5th) anniversary of the Closing. In any case, the notice shall specify the alleged misrepresentation or breach of warranty or covenant with reasonable particularity, the sections of this Agreement alleged to have been breached, a good faith estimate (if possible, and based on the information available at that time) of the Damages claimed, and all relevant material facts then known.
(c)    For purposes of the indemnification contemplated by Section 7.3(a)(i) hereof, all qualifications and exceptions contained in the Article III representations and warranties relating to materiality, material adverse effect or words of similar impact (but not specific dollar thresholds) shall be disregarded. However, the Sellers shall be obligated to indemnify as and to the extent set forth in Section 7.3(a)(i) of this Agreement with respect to the Business Representations only if and to the extent the aggregate of all of their liability under such indemnity obligations exceeds $375,000.00, it being understood that such $375,000.00 figure is to serve as a "deductible" for indemnification (for example, if the indemnity claims for which the Sellers would, but for the provisions of this paragraph (c), be liable aggregate $500,000.00 (disregarding all materiality qualifiers in the Article III representations), the Sellers would then be liable for $125,000.00 not $500,000.00). In addition, (i) in no event shall the aggregate liability of the Sellers with respect to the Business Representations exceed $15,000,000.00, and (ii) in no event shall the aggregate liability of any individual Seller with respect to the Business Representations exceed such Seller's Proportionate Share of such $15,000,000.00 indemnification limit. From and after the Closing (but subject to the provisions of this Section 9.1, any claims for indemnification under Section 7.3 shall be satisfied (i) first, by recouping all of such indemnifiable Damages (subject to the other provisions of this Section 9.1) from the Escrow Amount in accordance with the terms of the Escrow Agreement, and (ii) thereafter, in the event that the Escrow Amount is exhausted or no longer available, by recovery directly from the Sellers, severally and not jointly, in accordance with each Seller's Proportionate Share. For the avoidance of doubt, any claims for indemnification for a breach of any of the representations or warranties contained in Sections 3.25 through 3.28 or for the breach or failure to perform by a Seller of his or its covenants, obligations or agreements contained in this Agreement, shall be recovered directly from the breaching Seller in accordance with, and subject to the limitations of, the provisions of this Section 9.1.
(d)    (i)    In calculating any Damages or Losses, there shall be deducted any insurance proceeds due to Buyer, the Buyer or Indemnified Taxpayer in respect thereof, net of any reasonable expenses incurred in recovering such monies from the insurance carrier. The parties shall cooperate with each other in pursuing insurance claims with respect to any Damages or Losses that would reasonably be expected to be subject to indemnification hereunder. If, after the Sellers have paid to any Buyer Indemnified Person or Indemnified Taxpayer, as applicable, any indemnification claim under Section 7.3 or Section 8.2, Buyer or any Entity receives any insurance proceeds as a result of the matter giving rise to such indemnification claim, then Buyer shall promptly turn over to the Sellers any such insurance proceeds received to the extent of the payments theretofore made by the Sellers on the indemnification claim. Buyer shall, and shall cause the Entities to, use all reasonable commercial efforts to mitigate all Damages and Losses that could reasonably be subject to an indemnification claim against Sellers hereunder. Without limiting the generality of the foregoing, Buyer shall, and shall cause the Entities to, use all reasonable commercial efforts to pursue with reasonable diligence all available recoveries under insurance policies and other collateral sources (such as indemnities of any Person which are contained outside this Agreement) and not release or permit to be released any such collateral sources from any obligations which they may have.
(ii)    The amount of any Damages or Losses incurred by Buyer or an Indemnified Taxpayer shall be calculated net of any tax benefits which have been actually realized by the Entities as a result thereof plus the net present value (using a discount factor of two percent (2%) per annum and assuming the income tax rates then in effect for any given period remain unchanged) of tax benefits which are reasonably probable of realization by the Entities in subsequent tax years. In computing the amount of any such tax benefits, the Entities shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any items arising from the receipt or accrual of any indemnity payment hereunder or the incurrence or payment of any indemnified Damages or Losses for which indemnification is provided hereunder. For purposes of this Agreement, the Entities shall be deemed to have “actually realized” a net tax benefit to the extent that, and at such time as, the amount of taxes payable by the Entities (disregarding the benefit of any then available NOLs) is reduced below the amount of Taxes that the Entities would have been required to pay but for the receipt or accrual of the indemnity payment or the incurrence or payment of such Damages or Losses for which indemnification is provided hereunder.
(e)    From and after the Closing, and subject to Section 7.4(b), the sole and exclusive remedy of each party with respect to any breach of a representation, warranty, covenant or agreement in this Agreement shall be pursuant (and only pursuant) to the indemnification provisions set forth in Section 7.3, Article VIII and this Section 9.1, other than claims for common law fraud by any of the Sellers; provided, however, that notwithstanding anything in this Section 9.1(e), (x) each party shall be entitled to seek specific performance and injunctive relief in connection with any breach or threatened breach of a covenant or agreement herein, and (y) none of the limitations set forth in Section 9.1(c) shall be applicable to claims for indemnification with respect to any breach of a covenant or agreement herein. Without limiting the generality of the preceding sentence, no legal action sounding in tort (other than common law fraud by any of the Sellers) or strict liability may be maintained by any party, and none of the Sellers shall be subject to liability for punitive or consequential damages except (i) in connection with common law fraud by such Seller, or (ii) if and to the extent punitive or consequential damages are part of a Tax claim or Third Party Claim for which indemnification is sought pursuant to this Agreement. No Seller shall be liable for Damages with respect to the representations and warranties contained in Sections 3.25 through 3.28 hereof to the extent that such representations and warranties were made by another Seller, nor shall any Seller have any liability for the failure of another Seller to perform any of the obligations, covenants or agreements to be performed or complied with by such other Seller, it being agreed and understood that all of such representations, warranties, obligations, covenants and agreements are being made individually by each Seller, and not jointly and severally by all Sellers.
(f)    Buyer shall not be entitled to indemnification with respect to a breach of any of the representations and warranties of the Company and Sellers set forth in this Agreement if and to the extent that the alleged breach relates to a balance sheet asset or liability that was or should have been reflected in the calculation of Closing Date Working Capital.
(g)    If any third party shall notify in writing any party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") that would reasonably be expected to give rise to a claim for indemnification against any other party (the "Indemnifying Party") under Section 7.3, then the Indemnified Party shall, not later than 30 days after receipt of such notice, notify each Indemnifying Party thereof in writing.
(h)    Any Indemnifying Party will have the right to litigate, contest and defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party (and, subject to Section 9.1(i) hereof, negotiate and settle such Third Party Claim) so long as (i) the Indemnifying Party notifies the Indemnified Party in writing, within thirty (30) days after the Indemnified Party has given notice of the Third Party Claim, that the Indemnifying Party will indemnify the Indemnified Party from and against any and all Damages the Indemnified Party could reasonably be expected to suffer resulting from or arising out of the Third Party Claim, (ii) settlement of, or an adverse judgment with respect to, the Third Party Claim would not reasonably be expected to have a material adverse effect on the continuing business interests of the Indemnified Party, and (iii) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.
(i)    So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 9.1(h) above, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably, it being agreed that it would be unreasonable to withhold consent to a settlement that (x) involves only the payment of funds by the Indemnifying Party, and (y) would not reasonably be expected to have a material adverse effect on the continuing business interests of the Indemnified Party).
(j)    In the event any of the conditions in Section 9.1(h) above is or becomes unsatisfied, however, (i) the Indemnified Party may defend against the Third Party Claim in any manner it reasonably deems appropriate, (ii) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the reasonable costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and (iii) the Indemnifying Parties will remain responsible for any Damages the Indemnified Party suffers resulting from or arising out of the Third Party Claim; provided, however, that the Indemnified Party may not consent to the entry of any judgment or enter into any settlement with respect to any such Third Party Claim without the prior written consent of the Indemnifying Party (the Sellers' Representative in the case the Indemnifying Party is one or more Sellers), which consent shall not be unreasonably withheld or delayed.
(k)    Buyer shall, and shall cause the Entities to, cooperate in good faith with the Sellers' Representative and permit the Sellers' Representative, at its expense, to control all matters relating to any pursuit of an indemnification claim (the “Hollenbeck Indemnification Claim”) relating to the Starr Matter pursuant to that certain Stock and Membership Interest Purchase Agreement, dated as of February 6, 2012, by and among the Company, Enterprises, H.E.I., and Alexander J. Hollenbeck. The Sellers' Representative shall be entitled at its own expense to conduct and control the negotiation and resolution of such Hollenbeck Indemnification Claim through counsel of its own choosing on behalf and in the name of the Buyer, the Company or any other Entity; and, upon request of the Sellers' Representative, Buyer and the Entities shall render all such assistance as the Sellers' Representative may reasonably request in connection with any negotiation or resolution thereof. Any amounts received by Buyer or any Entity pursuant to such Hollenbeck Indemnification Claim shall, (i) if received prior to any payment pursuant to an indemnification claim under Section 7.3(a)(iv), offset and reduce the amount of Damages related to such indemnification claim, or (ii) if received after any Buyer Indemnified Person has received any indemnification payment pursuant to Section 7.3(a)(iv), be promptly paid by Buyer or any Entity to the Sellers' Representative (on behalf of the Sellers).

9.2    Confidentiality
. Prior to the Closing, Buyer shall, and shall cause its Affiliates and their respective employees, agents, accountants, legal counsel and other representatives and advisers to, hold in strict confidence all, and not divulge or disclose any, information of any kind concerning the transactions contemplated by this Agreement, the Entities, or their respective businesses; provided, however, that the foregoing obligation of confidence shall not apply to (a) information that is or becomes generally available to the public other than as a result of a disclosure by Buyer, any of its Affiliates, or any of their respective employees, agents, accountants, legal counsel or other representatives or advisers, (b) information that is or becomes available to Buyer, any of its Affiliates, or any of their respective employees, agents, accountants, legal counsel or other representatives or advisers on a non-confidential basis prior to its disclosure by any of the Entities or any of their respective employees or representatives, and (c) information that is required to be disclosed by Buyer, any of its Affiliates, or any of their respective employees, agents, accountants, legal counsel or other representatives or advisers as a result of any applicable law, rule or regulation of any Governmental Authority; and provided further that Buyer shall promptly notify the Company and the Sellers' Representative of any disclosure pursuant to clause (c) of this Section 9.2.
9.3    Brokers
. Regardless of whether the Closing shall occur, (i) the Sellers shall severally (in accordance with each Seller's Proportionate Share) indemnify and hold harmless Buyer from and against any and all liability for any broker's or finder's fees arising with respect to brokers or finders retained or engaged by or on behalf of any Entity or Seller in respect of the transactions contemplated by this Agreement, and (ii) Buyer shall indemnify and hold harmless the Entities and Sellers from and against any and all liability for any brokers' or finders' fees arising with respect to brokers or finders retained or engaged by or on behalf of Buyer in respect of the transactions contemplated by this Agreement.
9.4    Costs and Expenses
. Each of the parties to this Agreement shall bear their own expenses incurred in connection with the negotiation, preparation, execution and closing of this Agreement and the transactions contemplated hereby.
9.5    Notices
. Any notice, request, instruction, correspondence or other document to be given hereunder by any party hereto to another (herein collectively called "Notice") shall be in writing and delivered personally or mailed by registered or certified mail, postage prepaid and return receipt requested, or by electronic mail or facsimile, as follows:

IF TO BUYER:	Forward Air Corporation
2750 Southpoint Drive
Forest Park, Georgia 30297
Attn.: Matthew J. Jewell, Esq.
Telecopy No.: (423) 636-3439
With a copy to:
DLA Piper LLP (US)
6225 Smith Avenue
Baltimore, Maryland 21209
Attn.: Jason C. Harmon, Esq.
Telecopy No.: (410) 580-3170
IF TO ANY OR ALL OF THE COMPANY,
THE SELLERS AND/OR

THE SELLERS' REPRESENTATIVE:	c/o HCI Equity Partners
1730 Pennsylvania Avenue, NW
Suite 525
Washington, DC 20006
Attn.: Scott Rued

Telecopy No.: (202) 312-5300
With a copy to:
Greenberg Traurig, LLP
2375 East Camelback Road, Suite 700
Phoenix, Arizona 85016
Attn.: Bruce E. Macdonough
Telecopy No.: (602) 445-8618
Each of the above addresses for Notice purposes may be changed by providing appropriate notice hereunder. Notice given by personal delivery or registered or certified mail shall be effective upon actual receipt. Notice given by electronic mail or facsimile shall be effective upon actual receipt if received during the recipient's normal business hours, or at the beginning of the recipient's next normal business day after receipt if not received during the recipient's normal business hours. All Notices by facsimile shall be confirmed by the sender thereof promptly after transmission in writing by registered or certified mail or personal delivery. Anything to the contrary contained herein notwithstanding, notices to any party hereto shall not be deemed effective with respect to such party until such Notice would, but for this sentence, be effective both as to such party and as to all other Persons to whom copies are provided above to be given.
9.6    Governing Law
. The provisions of this Agreement and the documents delivered pursuant hereto shall be governed by and construed in accordance with the laws of the state of Delaware (excluding any conflict of law rule or principle that would refer to the laws of another jurisdiction). Each party hereto irrevocably submits to the jurisdiction of the Circuit Court of the state of Delaware, in any action or proceeding arising out of or relating to this Agreement or any of the Collateral Agreements, and each party hereby irrevocably agrees that all claims in respect of any such action or proceeding must be brought and/or defended in such court; provided, however, that matters which are under the exclusive jurisdiction of the federal courts shall be brought in the Federal District Court for the District of Delaware. Each party hereto consents to service of process by any means authorized by the applicable law of the forum in any action brought under or arising out of this Agreement or any of the Collateral Agreements, and each party irrevocably waives, to the fullest extent each may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING HEREUNDER.
9.7    Entire Agreement; Amendments and Waivers
. This Agreement and the Collateral Agreements, together with all exhibits and schedules attached hereto, constitutes the entire agreement between and among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as set forth specifically herein or contemplated hereby. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.
9.8    Binding Effect and Assignment
. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns; but neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned, by operation of law or otherwise, by any party hereto without the prior written consent of the other parties, provided, however, that nothing herein shall prohibit the assignment of Buyer's rights (but not obligations) to any lender. Nothing in this Agreement, express or implied, is intended to confer upon any Person (other than the parties hereto and the Subsidiaries) any rights, benefits or obligations hereunder.
9.9    Exhibits and Schedules

. The exhibits and Schedules referred to herein are attached hereto and incorporated herein by this reference. Disclosure of a specific item in any one Schedule shall be deemed restricted only to the Section of Article III to which such disclosure specifically relates except where (a) there is an explicit cross-reference to another Schedule, or (b) it is reasonably apparent that the disclosure also applies to another representation or warranty in this Agreement.
9.10    Multiple Counterparts
. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
9.11    References and Construction.
(a)    Whenever required by the context, and is used in this Agreement, the singular number shall include the plural and pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identification of the Person may require. References to monetary amounts, specific named statutes and GAAP are intended to be and shall be construed as references to United States dollars, statutes of the United States of the stated name and United States GAAP, respectively, unless the context otherwise requires.
(b)    The provisions of this Agreement shall be construed according to their fair meaning and neither for nor against any party hereto irrespective of which party caused such provisions to be drafted, and no rule of strict construction shall be applied against any party. Each of the parties acknowledge that it has been represented by an attorney in connection with the preparation and execution of this Agreement.

9.12    Sellers' Representative
.
(a)Appointment of Sellers' Representative. Each of the Sellers hereby irrevocably constitutes and appoints HCI Management III, L.P. (the "Sellers' Representative") to represent, individually or jointly, the Sellers in connection with this Agreement and the Collateral Agreements. This power is irrevocable and coupled with an interest, and shall not be affected by the death, incapacity, illness, dissolution or other inability to act of any of the Sellers.
(b)    Authority
. Each of the Sellers hereby irrevocably grants the Sellers' Representative full power and authority:
(i)    to execute and deliver, on behalf of such Seller, and to accept delivery of, on behalf of such Seller, all such documents as may be deemed by the Sellers' Representative, in his sole discretion, to be appropriate to consummate this Agreement and the Collateral Agreements;
(ii)    to endorse and to deliver on behalf of such Seller, certificates representing the Shares and assignments with respect to the Interests;
(iii)    to acknowledge receipt at the Closing of the Estimated Purchase Price, to designate the manner of payment of such Estimated Purchase Price, and to certify on behalf of such Seller as to the accuracy of the representations and warranties of such Seller under, or pursuant to the terms of, this Agreement;
(iv)    to (1) dispute or refrain from disputing, on behalf of such Seller, any claim made by Buyer or any other Person under this Agreement; (2) negotiate and compromise, on behalf of such Seller, any dispute that may arise under, and to exercise or refrain from exercising any remedies available under, this Agreement; and (3) execute, on behalf of such Seller, any settlement agreement, release or other document with respect to such dispute or remedy;
(v)    to waive, on behalf of such Seller, any closing condition contained in Section VI of this Agreement and to give or agree to, on behalf of such Seller, any and all consents, waivers, amendments or modifications deemed by an Sellers' Representative, in his sole discretion, to be necessary or appropriate under this Agreement, and, in each case, to execute and deliver any documents that may be necessary or appropriate in connection therewith;
(vI)    to enforce, on behalf of such Seller, any claim against the Buyer arising under this Agreement or the Collateral Agreements;
(vii)to engage attorneys, accountants and agents at the expense of such Seller;
(viii)to amend this Agreement (other than this Section 9.12) or any of the instruments to be delivered to Buyer by such Seller pursuant to this Agreement or the Collateral Agreements; and
(ix)to give such instructions and to take such action or refrain from taking such action, on behalf of such Seller, as an Sellers' Representative deems, in his sole discretion, necessary or appropriate to carry out the provisions of this Agreement.

(c)    Reliance
. Each Seller hereby agrees that:
(i)    in all matters in which action by the Sellers' Representative is required or permitted, the Sellers' Representative is authorized to act on behalf of such Seller, notwithstanding any dispute or disagreement between the Sellers, or between either Seller and the Sellers' Representative, Buyer shall be entitled to rely on any and all action taken by the Sellers' Representative under this Agreement or the Collateral Agreements without any liability to, or obligation to inquire of, any of the Sellers, notwithstanding any knowledge on the part of the Buyer of any such dispute or disagreement;
(ii)    the power and authority of the Sellers' Representatives, as described in this Agreement, shall continue in force until all rights and obligations of the Sellers under this Agreement shall have terminated, expired or been fully performed; and
(iii)    the Sellers shall have the right, exercisable from time to time upon unanimous written notice delivered to the Sellers' Representative and the Buyer: (1) to remove the Sellers' Representative, with or without cause; and (2) to appoint either Seller to fill the vacancy caused by the death, resignation or removal of the initial Sellers' Representative.
(d)    Indemnification and Release of Sellers' Representative
. Each Seller shall severally indemnify the Sellers' Representative against any Damages (except such Damages as result from the Sellers' Representative's gross negligence or willful misconduct) that the Sellers' Representative may suffer or incur in connection with any action or omission of the Sellers' Representative in his capacity as such. The Sellers' Representative shall not be liable to either Seller with respect to any action or omission taken or omitted to be taken by the Sellers' Representative pursuant to this Section 9.17, except for such Sellers' Representative's gross negligence or willful misconduct.
ARTICLE X - DEFINITIONS
Capitalized terms used in this Agreement are used as defined in this Article X or elsewhere in this Agreement.
10.1    Affiliate
. The term "Affiliate" shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. The term "Control" as used in the preceding sentence means, with respect to a corporation, the right to exercise, directly or indirectly, more than 50% of the voting rights attributable to the shares of the controlled corporation and, with respect to any Person other than a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person.
10.2    Affiliated Group
. The term "Affiliated Group" shall mean any affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of state, local or foreign law.
10.3    Available Cash
. The term "Available Cash" shall mean all cash and cash equivalents held by the Entities as of 12:01 a.m. on the morning of the Closing Date less the amount of cash and cash equivalents necessary to cover unpaid expenses related to the transactions contemplated by this Agreement (excluding the Option Cancellation Payments and the Sale Bonus Payment) and outstanding checks which have been mailed or otherwise delivered by any of the Entities prior to such time but have not cleared.
10.4    Code
. The term "Code" means the Internal Revenue Code of 1986, as amended;
10.5    Collateral Agreements
. The term "Collateral Agreements" shall mean any or all of the exhibits to this Agreement and any and all other agreements, instruments or documents required or expressly provided under this Agreement to be executed and delivered in connection with the transactions contemplated by this Agreement.
10.6    Confidential Information
. The term "Confidential Information" shall mean confidential data and confidential information relating to the business of the Entities (which does not rise to the status of a Trade Secret under applicable law) which is or has been disclosed to the applicable Seller as a consequence of or through such Seller's employment or other relationship with the Entities and which has value to the Entities and is not generally known to the competitors of the Entities, including

(i) internal business information (including information relating to strategic and staffing plans and practices, business, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures and accounting and business methods), (ii) identities of, individual requirements of, specific contractual arrangements with, and information about, the Entities' customers, independent contractors or other business relations of the Entities and their confidential information, (iii) trade secrets, know-how, compilations of data and analyses, techniques, systems, research, records, reports, manuals, documentation, data and data bases relating thereto and (iv) inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable). Notwithstanding the foregoing, Confidential Information shall not include any data or information that (i) has been voluntarily disclosed to the general public by any Entity or any of their respective Affiliates, (ii) has been independently developed and disclosed to the general public by others, or (iii) otherwise enters the public domain through lawful means.
10.7    Contracts
. The term "Contracts," when described as being those of or applicable to any Person, shall mean any and all contracts, agreements, commitments, leases, licenses, mortgages, bonds, notes, guaranties, other undertakings to which such Person is a party or to which or by which such Person is bound, excluding any Permits.
10.8    Damages
. Subject to Section 9.1(d) and Section 9.1(e), the term "Damages" shall mean any and all out-of-pocket damages, liabilities, obligations, penalties, fines, judgments, deficiencies, losses, costs, penalties, wages, liquidated damages, expenses and assessments (including without limitation income and other Taxes, interest, penalties and reasonable attorneys' and accountants' fees and disbursements).
10.9    Environmental Laws
. The term "Environmental Law" shall mean all applicable Legal Requirements concerning pollution or protection of the environment, public health and safety, employee health and safety, or natural resources, including Legal Requirements relating to emissions, discharges, releases or threatened releases of Hazardous Materials into ambient or indoor air, surface water, ground water or lands or subsurface strata and Legal Requirements relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of, or exposure to Hazardous Materials.
10.10    Financial Statements
. The term "Financial Statements" shall mean balance sheets and related statements of income and cash flows.
10.11    Funded Indebtedness
. The term "Funded Indebtedness" shall mean the aggregate amount (including the current portions thereof) of all (a) indebtedness for money borrowed from others (including all notes and interest payables to officers and other Affiliates of any of the Entities), capital lease obligations, and purchase money indebtedness of any of the Entities, (b) indebtedness of the type described in clause (a) above guaranteed, directly or indirectly, in any manner by any Entity, or in effect guaranteed, directly or indirectly, in any manner by any Entity, through an agreement, contingent or otherwise, to supply funds to, or in any other manner invest in, the debtor, or to purchase indebtedness, or to purchase and pay for property if not delivered or to pay for services if not performed, primarily for the purpose of enabling the debtor to make payment of the indebtedness or to assure the owners of the indebtedness against loss, but excluding endorsements of checks and other instruments in the ordinary course, and (c) interest expense accrued but unpaid, and all prepayment premiums, on any of such indebtedness.
10.12    GAAP
. The term "GAAP" means U.S. generally accepted accounting principles.
10.13    Governmental Authorities
. The term "Governmental Authorities" shall mean any nation or country (including but not limited to the United States) and any commonwealth, territory or possession thereof and any political subdivision of any of the foregoing, including but not limited to courts, departments, commissions, boards, bureaus, agencies, ministries or other instrumentalities.
10.14    Hazardous Material
. The term "Hazardous Material" shall mean any substance, material or waste that is listed, defined, classified or otherwise regulated under Environmental Law, including oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; any flammable substances, explosives, radioactive materials, asbestos in any form, and polychlorinated biphenyls.
10.15    Knowledge of the Company
. The term "Knowledge of the Company" shall mean the actual knowledge of any of Terry L. Fewless, Arnold Hollenbeck, Daniel Moorse, Kristopher T. Fewless, and Barry Waters, after reasonable inquiry with respect to the matter in question.
10.16    Legal Requirements
. The term "Legal Requirements," when described as being applicable to any Person, shall mean any and all laws (statutory, judicial or otherwise, including common law), ordinances, regulations, judgments, orders, directives, injunctions, writs, decrees or awards of, and any Contracts with, any Governmental Authority, in each case as and to the extent applicable to such Person.
10.17    Liens
. The term "Liens" means all liens, mortgages, pledges, adverse claims, charges, security interests, encumbrances or other restrictions or limitations whatsoever.
10.18    Material Adverse Effect
. The term “Material Adverse Effect” means a material adverse effect on the business, financial condition, results of operations or prospects of the Entities taken as a whole.
10.19    Permits
. The term "Permits" shall mean any and all permits, rights, approvals, licenses, authorizations, legal status, orders or Contracts under any Legal Requirement or otherwise granted by any Governmental Authority.
10.20    Person
. The term "Person" shall mean any individual, partnership, joint venture, firm, corporation, association, limited liability company, trust or other enterprise or any governmental or political subdivision or any agency, department or instrumentality thereof.
10.21    Proportionate Share
. The term “Proportionate Share” shall mean, as to each Seller, the percentage set forth opposite such Seller's name on Schedule 3.3 hereto.
10.22    Tax
. The term "Tax" shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment, unclaimed property, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), vehicle, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not, and any amounts payable pursuant to the determination or settlement of an audit.
10.23    Tax Return
. The term "Tax Return" shall mean any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto and including any amendment thereof.
10.24    Trade Secrets
. The term "Trade Secrets" shall mean information of the Entities including, without limitation, technical or nontechnical data, formulas, patterns, compilations, programs, financial data, financial plans, product or service plans or lists of actual or potential customers or suppliers which (a) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.
10.25    Treasury Regulations

. The term "Treasury Regulations" shall mean the regulations currently in force as final or temporary that have been issued by the U.S. Department of Treasury under its authority under the Code, and any successor regulations.
10.26    Working Capital
. The term "Working Capital" shall mean the remainder, if any, of (a) the Company's consolidated current assets, including, without limitation, accounts receivable (trade and unbilled) and prepaid expenses and other current assets, but excluding Available Cash and any income Tax receivables and deferred Tax assets, minus (b) the Company's consolidated current liabilities, including, without limitation, trade accounts payable and accrued expenses (including any accrued expenses related to required contributions to the 401(k) Plan), but excluding Funded Indebtedness, the Option Cancellation Payments, the Sale Bonus Payment, unpaid expenses related to the transactions contemplated by this Agreement (to the extent deducted from Available Cash pursuant to the definition of Available Cash), and any income Taxes payable by the Company or its Subsidiaries and any deferred Tax liabilities, in each case calculated on a basis consistent with the accounting policies, practices and procedures used to prepare the Company's December 31, 2012 consolidated balance sheet included in the Company Financial Statements.
[Remainder of Page Intentionally Left Blank]

Signature Page to Stock Purchase Agreement
EXECUTED as of the date first written above.
BUYER:
FORWARD AIR CORPORATION
By: /s/ Bruce A. Campbell
Name: Bruce A. Campbell
Title: President, Chief Executive Officer
THE COMPANY:
TQI HOLDINGS, INC.
By: /s/ Daniel Moorse
Daniel Moorse, Vice President
SELLERS:
HCI EQUITY PARTNERS III, L.P.
By:    HCI Management III, L.P.
its General Partner
By:    HCI Equity Partners, L.L.C.,
its General Partner
By: /s/ Scott Rued
Scott Rued
Executive
HCI CO-INVESTORS III, L.P.
By:    HCI Management III, L.P.
its General Partner

By:    HCI Equity Partners, L.L.C.,
its General Partner
By: /s/ Scott Rued
Scott Rued
Executive

MELON PATCH ACQUISITION, LLC
By: /s/ Curt H. Kole
Name: Curt H. Kole
Title: President
FEWLESS INVESTMENTS, LLC
By: /s/ Kristopher Fewless
Name: Kristopher Fewless
Title: Manager
/s/ Alexander J. Jollenbeck
ALEXANDER J. HOLLENBECK